UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 11-K
(Mark One)
☑      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2024
or
    ☐     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from              to
Commission file number 1-7657
A.           Full title of the plan and the address of the plan, if different from that of the issuer named below:
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
B.             Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
AMERICAN EXPRESS COMPANY
200 Vesey Street
New York, New York 10285

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedules

*    Other schedules required under Section 2520.103 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable or not required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Plan Participants of the
American Express Retirement Savings Plan
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the American Express Retirement Savings Plan (the Plan) as of December 31, 2024 and 2023, and the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of Plan’s management (Management). Our responsibility is to express an opinion on the financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by Management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Schedule
The supplemental information in the accompanying Schedule of Assets (Held at End of Year) as of December 31, 2024, Schedule of Assets (Acquired and Disposed of Within Year) for the year ended December 31, 2024, and Schedule of Reportable Transactions for the year ended December 31, 2024, has been subjected to audit procedures performed in conjunction with the audits of the financial statements. The supplemental schedules are the responsibility of Management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements taken as a whole.
/s/ McConnell & Jones LLP
McConnell & Jones LLP
Houston, Texas
June 18, 2025

We have served as the Plan’s auditor since 2021.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
as of December 31, 2024 and 2023

(Thousands)	2024	2023
Assets
Investments, at fair value:
Money market funds	$45,210	$54,554
Corporate debt instruments	133,447	108,503
Common stocks	3,058,448	2,371,145
U.S. Government and agency obligations	311,175	274,132
Common/collective trusts	4,143,069	3,699,783
Mutual funds	76,274	70,091
Self-directed brokerage accounts	215,114	171,774
Other investments	154,433	155,695
Total investments, at fair value	8,137,170	6,905,677
Fully benefit responsive investment contracts, at contract value	762,784	807,696
Due from brokers	2,027	16,154
Cash (non-interest bearing)	7,741	6,306
Receivables:
Notes receivable from participants	73,860	67,333
Investment income accrued	8,798	8,065
Employer contributions	112,605	112,917
Total Assets	9,104,985	7,924,148
Liabilities
Accrued expenses	2,957	2,193
Due to brokers	143,537	166,547
Total Liabilities	146,494	168,740
Net assets available for benefits	$8,958,491	$7,755,408
See accompanying notes to the financial statements.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Statement of Changes in Net Assets Available for Benefits
for the Year Ended December 31, 2024

(Thousands)	2024
Additions:
Contributions:
Employer	$268,070
Employee	304,465
Rollovers	43,191
Total contributions	615,726

Investment income:
Net appreciation of investments	1,226,005
Interest and dividends	100,126
Other income	2,156
Total investment income	1,328,287

Interest on notes receivable from participants	5,178
Total additions to net assets	1,949,191

Deductions:
Withdrawal payments	(732,266)
Administrative expenses	(13,842)
Total deductions	(746,108)

Net increase in net assets available for benefits	1,203,083

Net assets available for benefits at beginning of year	$7,755,408
Net assets available for benefits at end of year	$8,958,491
See accompanying notes to the financial statements.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
1. Description of the Plan
General
The American Express Retirement Savings Plan (the “Plan”), which became effective June 11, 1973, is a defined contribution plan. Under the terms of the Plan, regular full-time and certain part-time U.S.-paid employees of American Express Company and its participating subsidiaries (the “Company”) can make elective contributions to the Plan beginning as soon as practicable after their date of hire, and eligible employees hired for the first time on or after January 1, 2017 as well as those rehired on or after January 1, 2022 are covered by the Plan’s automatic enrollment provisions. Eligible employees can qualify to receive Company contributions, if any, upon completion of six months of service.
The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The following is not a comprehensive description of the Plan, and therefore does not include all situations and limitations covered by the Plan. The Plan Document (“Plan Document”) is the exclusive governing document and should be referred to for more complete information.
Administration
Principal Life Insurance Company is the recordkeeper and Delaware Charter Guarantee & Trust Company, d/b/a Principal Trust Company, is the Trustee and custodian for the Plan, and uses Principal Bank as its sub-custodian. The Plan is administered by the Company’s Employee Benefits Administration Committee (“EBAC”) and the Company’s Retirement Savings Plan Investment Committee (“RSPIC”). The Plan Document requires that the American Express Company Stock Fund be offered as an investment option, subject to compliance with ERISA. RSPIC has the power to select the other investment options available under the Plan and the manner in which these investment options are invested. Subject to Plan limits, RSPIC also has the power to appoint investment managers to make investment decisions. Under the terms of the Plan Document, the members of EBAC and RSPIC are appointed by the Company’s Vice President, Global Well-Being and Benefits.
Compensation
The participant compensation (commonly referred to as “Total Pay”) that is used in the calculation of Plan contributions generally includes an employee’s base pay plus overtime, shift differentials, most commissions and most cash incentives. For participants above certain salary grades, as defined by the Plan, Total Pay does not include any incentive pay which, in the aggregate, is in excess of one times their base salary when calculating Company contributions.
For purposes of the Plan, compensation is limited to a participant’s regular cash remuneration up to a maximum of $345,000 in 2024 and $330,000 in 2023, before tax deductions and certain other withholdings.
Contributions
Cash contributions received by the Plan but not yet invested are presented as Cash (non-interest bearing) on the Statement of Net Assets Available for Benefits. The Plan currently provides for the following contributions:
Elective Contributions
Each pay period, participants may make Before-Tax Contributions, Roth Contributions, and/or After-Tax Contributions up to 10% of eligible compensation, or a combination thereof, not to exceed 80% of their Total Pay, to the Plan through payroll deductions. Roth Contributions are a special type of after-tax contribution and are subject to most of the same rules as Before-Tax Contributions. The Internal Revenue Code of 1986, as amended (the “Code”) imposes a limitation that is adjusted annually for cost of living increases on participants’ pre-tax and Roth contributions to plans which are qualified under Code Section 401(k) and other specified tax-favored plans. For 2024 and 2023, this limit was $23,000 and $22,500, respectively, for participants under age 50 and $30,500 and $30,000, respectively, for participants age 50 or older. The Plan complied with non-discrimination requirements under the Code during 2024 and 2023 by utilizing the safe harbor design for deferrals and matching contributions in accordance with Sections 401(k)(12) and 401(m)(11) of the Code.
Eligible employees hired for the first time on or after January 1, 2017 as well as eligible employees rehired on or after January 1, 2022 are automatically enrolled to make Before-Tax Contributions equal to 6% of Total Pay, with a 1% automatic increase each year until the rate reaches 10%, unless the employee makes an alternative election to contribute at a different rate or opt out of automatic enrollment.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Company Matching Contributions
The Company matches 100% of a participant’s Before-Tax Contributions and/or Roth Contributions up to 6% of Total Pay after a participant’s completion of six months of service.
Fixed Rate Contributions
The Company may make a Fixed Rate Contribution annually, typically comprised of 2% or 3% of eligible participants’ Total Pay (with the applicable percentage determined by a participant’s pay band level) for participants who have completed six months of service. Such percentages were applied to calculate the Fixed Rate Contribution for 2024 and 2023. Participants must be employed on the last working day of the Plan year (or be disabled under the terms of the Plan) to be eligible for any Fixed Rate Contributions made for that Plan year. Fixed Rate Contributions to eligible participants are made regardless of whether the participant contributes to the Plan.
Discretionary Profit Sharing Contributions
Additional Discretionary Profit Sharing Contributions by the Company are permitted under the Plan; no Discretionary Profit Sharing Contributions were made in 2024 or 2023.
Qualified Non-Elective Contributions
The Company may make Qualified Non-Elective Contributions (“QNEC”). A QNEC is a discretionary, fully vested contribution allocated in accordance with the Company’s direction at the time the QNEC is approved. Any QNECs are fully vested when made and distributable only under circumstances that permit distributions of Before-Tax Contributions or Roth Contributions.
Disability Contributions
Certain qualifying participants who become disabled, as defined by the Plan Document, are eligible to receive contributions similar to Fixed Rate Contributions, Discretionary Profit Sharing Contributions (if applicable) and Matching Contributions.
Allocation of Account Balances
A participant’s account balance may be reallocated among the Plan’s investment options upon receipt of instructions from the participant. Account balances may be reallocated among the Plan’s investment options on a daily basis.
Participant Rollovers
A rollover contribution is a transfer to the Plan of a qualified distribution in accordance with the provisions of the Plan. Rollovers are accepted into the Plan, but are not subject to Company contributions.
In-Plan Roth Conversions
The Plan allows for in-Plan Roth conversions.
Vesting
Participants are immediately vested in their elective Before-Tax, Roth and After-Tax Contributions and rollovers, if any, as well as the investment earnings on the foregoing. Other contributions become vested as set forth below:
Company Matching Contributions
Company Matching Contributions and investment earnings thereon are immediately 100% vested.
Fixed Rate Contributions
Fixed Rate Contributions and investment earnings thereon are 100% vested after the earlier of three years of service or, if still employed by the Company or an affiliate, at or after attainment of age 65, disability or death.
Discretionary Profit Sharing Contributions
Discretionary Profit Sharing Contributions and investment earnings thereon are 100% vested after the earlier of three years of service or, if still employed by the Company or an affiliate, at or after attainment of age 65, disability or death.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Qualified Non-Elective Contributions
QNECs are immediately 100% vested and investment earnings thereon are immediately 100% vested.
Disability Contributions
Disability Contributions are immediately 100% vested.
Forfeitures
Forfeitures of terminated participants’ non-vested accounts, as well as amounts attributable to outstanding checks as to which the payee cannot be located, are used at the discretion of the Company, as Plan Sponsor, to reduce future Company contributions, restore forfeitures for participants who are rehired and reissue checks for any missing payees who are subsequently located. Forfeiture amounts not used for the above purposes may be used to pay Plan expenses as directed by the Plan Administrator. Forfeited non-vested balances were $2.7 million and $2.6 million as of December 31, 2024 and 2023, respectively. Accrued 2024 and 2023 Fixed Rate Contributions made to the Plan in March 2025 and March 2024, were reduced by $2.6 million and $2.2 million, respectively, from forfeited account balances. An additional $0.4 million from the forfeited account balances reduced Company contributions during the 2024 plan year. Of the remaining forfeitures, $0.1 million will be used in 2025 and $0.6 million was used in 2024 to pay Plan expenses.
Plan Termination
Although the Company has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts and Plan assets will be distributed in accordance with the Plan Document.
Notes Receivable from Participants
Notes receivable from participants (loans) are carried at their unpaid principal balance plus any accrued but unpaid interest. Participants are allowed to apply for a loan from the Plan for a minimum amount of $500 up to the lesser of $50,000 or 50% of their vested balance, subject to certain restrictions set forth in the Plan and the Code, and to potentially higher limits in the event a participant has experienced a loss due to a qualifying natural disaster. General purpose loans are limited to terms of 59 months. Loans to purchase a principal residence have a maximum term of 359 months. Extensions may apply in the event a participant is absent on military leave or is affected by a qualifying natural disaster. Loan repayment amounts, including principal and interest, are deducted each pay period and allocated to participants’ investment accounts in accordance with the election in effect for new contributions at the time of repayment. Terminated participants who have an outstanding loan may make arrangements with the Plan’s recordkeeper to pay the loan in full, or make installment payments. If arrangements are not made for the payment of the outstanding loan balance, the loan amount will be considered in default and the outstanding loan balance will be offset from the account balance, subject to income tax regulations.
Loans are collateralized by the participant’s remaining vested account balance and the interest rate is fixed for the life of the loan. The interest rate determination is based on the prime rate plus one percentage point. In the event of a loan default, the loan is treated as a distribution (i.e., as an early withdrawal of funds from the Plan for tax purposes), which subjects the participant to income tax plus any penalties imposed by the Code based on the loan balance. If the participant is still employed, the loan balance is taxed as a “deemed distribution” but remains outstanding as an obligation of the participant until it is either repaid or the participant terminates employment. In the event of a termination, either voluntary or involuntary, the loan balance is treated as an actual distribution and deducted from the participant’s Plan account balance. Loans outstanding to participants at December 31, 2024, carried interest rates varying from 3.25% to 9.50% and will mature at various dates through February 23, 2052.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Tax Deferrals
As long as the Plan remains qualified and the related Trust (the “Trust”) remains tax exempt, amounts invested in the Plan through Before-Tax Contributions and Company contributions and rollovers, as well as the investment earnings on such amounts, are not subject to federal income tax until distributed to the participant. After-Tax Contributions are taxed when contributed, with earnings taxed upon distribution. Roth Contributions are taxed when contributed, and earnings on Roth Contributions and rolled-in Roth amounts qualify for tax-free distribution if a participant (i) reaches age 59-1/2, dies or becomes disabled (as defined by federal law) and (ii) has a Roth account with the Plan (or another plan from which a direct rollover of Roth contributions is received) for at least five taxable years. If those conditions are not met, earnings on Roth Contributions are taxed when distributed. Amounts that are converted to Roth status through an in-plan Roth conversion are taxed when converted (with the exception of After-Tax Contributions; however, earnings on After-Tax Contributions are subject to tax when converted), and thereafter are subject to the Roth taxation rules.
Distributions and Withdrawals
Upon termination of employment due to disability, death or retirement at or after attainment of the Plan’s normal retirement age (65), participants or their beneficiaries are fully vested and eligible to receive a distribution of the full value of their accounts. If employment ends for other reasons, participants are eligible to receive a distribution of their vested account balance. When employment ends, participants (or their beneficiaries) may elect to receive their vested balance as a cash amount, American Express Company common shares, if applicable, shares of any investment available through self-directed brokerage accounts (“SDA”), if applicable, or a combination of cash and shares. If the account balance is greater than $1,000, a participant may elect to defer distribution until the participant’s "required beginning date" as defined by Section 401(a)(9) of the Code, at which point distributions must be made at least annually in at least the minimum amount required by federal law. If the account balance is $1,000 or less, a distribution will be made in a lump sum following the end of employment. Participants may request a withdrawal of all or a portion of their vested account balances subject to limitations under the terms of the Plan and certain tax penalties imposed by the Code. Distributions (other than required minimum distributions and hardship withdrawals) may be rolled over to a qualified Individual Retirement Account (“IRA”) or other qualified employer retirement plan, if that plan allows rollovers.
Expenses
The Company, in its discretion, may pay certain administrative expenses, with any expenses not paid by the Company being charged to the Plan. Expenses related to separately managed investment funds are generally paid out of the applicable investment funds. Fees, commissions and other charges and administrative expenses that are attributable to the investment funds as a whole are generally paid from the Plan. All such expenses that are paid by the Plan are included within the administrative expenses on the Statement of Changes in Net Assets Available for Benefits. Fees and expenses incurred indirectly by the Plan from the underlying mutual funds and collective trusts in which the Plan may invest are not included in the Statement of Changes in Net Assets Available for Benefits as expenses, but reduce the asset value of that mutual fund or collective trust. Additional expenses are associated with the SDA, and participants electing to invest through the SDA are charged directly for these fees through their SDA.
The Plan’s recordkeeper charges the Plan for recordkeeping of participant accounts, as well as trust and custody of plan assets. The Plan’s fee structure provides for a flat per-participant fee. The Plan’s investment adviser, NEPC, LLC, receives its compensation primarily in the form of a flat fee for its investment advisory services, which is paid by the Plan, plus an additional flat fee related to the oversight of the asset allocation of the Retirement Funds, as discussed in Note 4 (Investments), which is charged to the Plan’s Retirement Funds on a pro rata basis. Additionally, as described in Note 8 (Related Parties and Parties-In-Interest Transactions), the Plan reimburses the Company for direct expenses (salary and benefit costs) associated with a Company employee dedicated to servicing the Company’s qualified retirement plans for time spent coordinating certain services, validating reporting by Plan vendors and providing services to the Plan that are not performed by the Plan’s other service providers.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Amounts Based on Estimates and Assumptions
Accounting estimates are an integral part of the financial statements. These estimates are based, in part, on management’s assumptions concerning future events. Among the more significant assumptions are those that relate to fair value measurements. These accounting estimates reflect the best judgment of management, but actual results could differ.
Investment Valuation and Income Recognition
Investments are generally reported at fair value, with the exception of fully benefit responsive investment contracts, which are reported at contract value. Investments traded on securities exchanges, including common and preferred stocks, are valued at the year-end closing market prices or, in the absence of a closing price, the last reported trade price at the financial statement date. The fair value of the Plan’s corporate debt instruments, U.S. Government and agency securities, municipal bonds and foreign bonds, is valued using a variety of observable market inputs, depending on the type of security being priced, and are obtained from pricing services engaged by Principal Bank for the years ended December 31, 2024 and 2023. The fair value of the Plan’s Stable Value Fund assets, described in Note 4 (Investments), is valued using pricing services engaged by Ameriprise Trust Company. See Note 3 (Fair Value Measurements) for a detailed discussion of the valuation techniques.
Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis. As required by the Plan, all dividend and interest income is reinvested into the same investment option in which the dividends and interest income arose, provided that restrictions may apply to investments held under the SDA, and with the exception of the American Express Company Stock Fund, which is an investment option and an Employee Stock Ownership Plan (“ESOP”). The ESOP holds shares of American Express Company stock on behalf of participants. Dividends are automatically reinvested in the American Express Company Stock Fund, unless participants elect that the dividends paid with respect to their interest in the fund be distributed in cash.
The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation or depreciation in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.
Distributions and Withdrawals
Distributions and withdrawals are recorded when paid.
Subsequent Events
The Plan has evaluated subsequent events or transactions for potential recognition or disclosure through June 18, 2025, the date the financial statements were issued. The Plan determined that there are no subsequent events or transactions that require additional disclosure.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
3. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date, based on the Plan’s principal or, in the absence of a principal, most advantageous market for the specific asset or liability.
GAAP provides for a three-level hierarchy of inputs to valuation techniques used to measure fair value, defined as follows:
•Level 1 – Inputs that are quoted prices (unadjusted) for identical assets or liabilities in active markets that the Plan can access.
•Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability, including:
–Quoted prices for similar assets or liabilities in active markets;
–Quoted prices for identical or similar assets or liabilities in markets that are not active;
–Inputs other than quoted prices that are observable for the asset or liability; and
–Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•Level 3 – Inputs that are unobservable and reflect the Plan’s own estimates about the estimates market participants would use in pricing the asset or liability based on the best information available in the circumstances (e.g., internally derived assumptions surrounding the timing and amount of expected cash flows).
Plan Management monitors the market conditions and evaluates the fair value hierarchy levels at least annually.
Plan Management’s practice is to review the inputs, assumptions and valuation techniques of pricing services used by the Plan’s asset custodians at least annually and to corroborate the prices provided by the Plan’s asset custodians to test their reasonableness by comparing their prices to valuations from a different pricing source. In instances where price discrepancies are identified between different pricing sources, Plan Management would evaluate such discrepancies to ensure that the prices used for its calculation represent the fair value of the underlying investment securities. There were no price discrepancies identified for the years ended December 31, 2024 and 2023.
Financial Assets Carried at Fair Value
Financial assets disclosed in the tables below represent two types of assets. Assets held in funds (either mutual funds or common/collective trusts) are disclosed in the table according to the appropriate fund category (the underlying securities of those funds are not disclosed separately). Assets held in separate accounts (which are wholly owned by the Plan) are disclosed according to the appropriate category of the individual securities of those separately managed accounts; these individual securities include common stocks and fixed income securities. As such, the classification of financial assets in the table does not correspond to the classification of the investment options available to Plan participants, as discussed in Note 4 (Investments).

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
The following table summarizes the Plan’s financial assets measured at fair value on a recurring basis, categorized by GAAP’s valuation hierarchy (as described above), as of December 31, 2024:

Description (Thousands)	Total	Level 1	Level 2
Money market funds	$45,210	$45,210	$—
Corporate debt instruments	133,447	—	133,447
Common stocks	3,058,448	3,058,448	—
Common/Collective trusts	1,344,724	—	1,344,724
U.S. Government and agency obligations	311,175	—	311,175
Mutual funds	76,274	76,274	—
Self-directed brokerage accounts	215,114	215,114	—
Other investments	154,433	—	154,433
Total assets in the fair value hierarchy	$5,338,825	$3,395,046	$1,943,779
Common/collective trusts measured at net asset value (“NAV”)	2,798,345
Total investments, at fair value	$8,137,170
The following table summarizes the Plan’s financial assets measured at fair value on a recurring basis, categorized by GAAP’s valuation hierarchy (as described above), as of December 31, 2023:

Description (Thousands)	Total	Level 1	Level 2
Money market funds	$54,554	$54,554	$—
Corporate debt instruments	108,503	—	108,503
Common stocks	2,371,145	2,371,145	—
Common/Collective trusts	998,229	—	998,229
U.S. Government and agency obligations	274,132	—	274,132
Mutual funds	70,091	70,091	—
Self-directed brokerage accounts	171,774	171,774	—
Other investments	155,695	—	155,695
Total assets in the fair value hierarchy	$4,204,123	$2,667,564	$1,536,559
Common/collective trusts measured at NAV	2,701,554
Total investments, at fair value	$6,905,677

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Valuation Techniques Used in the Fair Value Measurement of Financial Assets Carried at Fair Value
For the financial assets measured at fair value on a recurring basis (categorized in the valuation hierarchy table above), the Plan applies the following valuation techniques:
Level 1:
•Money market funds are valued at NAV, which represents the exit price.
•Investments in American Express Company common stock, other stock and active publicly traded equity securities are valued at the official closing price of U.S. public exchanges or, if there is no official closing price that day, at the last reported trade price at the financial statement date.
•Mutual funds held within the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940. These investments are required to make publicly available the daily NAV of the fund and to transact at this price. Hence, open-end mutual funds transact at quoted prices. In addition, the mutual funds held by the Plan are actively traded.
•The Plan’s self-directed brokerage accounts are primarily comprised of mutual funds and are valued using the corresponding valuation techniques as previously described.
Level 2:
•The fair values for the Plan’s corporate debt instruments, U.S. Government and agency obligations and Other investments (asset-backed securities, foreign sovereign debt, municipal bonds and private placement securities) are obtained primarily from pricing services engaged by Principal Bank for the years ended December 31, 2024 and 2023 and with respect to Stable Value Fund assets, Ameriprise Trust Company for the years ended December 31, 2024 and 2023. The fair values provided by the pricing service are estimated using pricing models, where the inputs to those models are based on observable market inputs or recent trades of similar securities. The inputs to the valuation techniques applied by the pricing service vary depending on the type of security being priced but are typically benchmark yields, benchmark security prices, credit spreads, prepayment speeds, reported trades and broker-dealer quotes, all with reasonable levels of transparency. In addition, the Plan did not apply any adjustments to the prices received from the pricing services for 2024 and 2023. Plan Management reaffirms its understanding of the valuation techniques used by the pricing services at least annually. The Plan classifies the prices obtained from the pricing services within Level 2 of the fair value hierarchy because the underlying inputs are directly observable from active markets or recent trades of similar securities in inactive markets. However, the pricing models used do entail a certain amount of subjectivity, and therefore differing judgments in how the underlying inputs are modeled could result in different estimates of fair value.
•Common/collective trusts are investment funds formed by the pooling of investments by institutional investors, such as a group of not necessarily affiliated pension or retirement plans, typically with the intention of achieving cost savings over similar investment options such as mutual funds. Common/collective trusts are similar to mutual funds, with a named investment manager and documented investment objective. These investments, however, are not registered with the SEC (unlike mutual funds, which are registered with the SEC), and participation is not open to the public. The NAV is measured by the custodian or investment manager as of the close of regular daily trading and is corroborated with observable inputs provided by pricing services for the securities. To the extent the NAV is made publicly available, these common/collective trusts are classified within Level 2 of the fair value hierarchy and the NAVs represent the exit price for the funds.
Level 3:
•There are no Level 3 securities held by the Plan.
Assets Measured at NAV:
•For common/collective trusts whose NAVs are communicated only to investors in the trusts and are not publicly available, the NAVs are being used as practical expedient for fair value and represent the exit price for the funds.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
The fair values of the financial instruments are estimates based upon the market conditions and perceived risks as of December 31, 2024 and 2023 and require management judgment. The Plan’s valuation techniques used to measure the fair value of its investments may produce fair values that may not be indicative of a future sale, or reflective of future fair values. The use of different techniques to determine the fair value of these types of investments could result in different estimates of fair value at the reporting date. There were no transfers among the levels of fair value hierarchy during the years ended December 31, 2024 and 2023.
Fair Value of Investments Using NAV as Practical Expedient
The following tables summarize investments measured at fair value based on NAV per share/unit as of December 31, 2024 and 2023, respectively:

As of December 31, 2024	Fair Value (Thousands)	Redemption Frequency	Redemption Notice Period
Common/collective trusts(a)	$2,798,345	As needed	Up to 5 business days(b)

As of December 31, 2023	Fair Value (Thousands)	Redemption Frequency	Redemption Notice Period
Common/collective trusts(a)	$2,701,554	As needed	Up to 5 business days(b)
a.Common/collective trusts are invested to gain exposure to broad public indices, including U.S., international developed and emerging market equity securities and fixed income securities.
b.Fund trustees have the discretion to impose a longer notice period for the redemption of all or substantially all of the Plan’s investment in the funds.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
4. Investments
The investment options available to participants include nine core investment options (the “Core Investment Options”), of which five are actively managed (although in some cases, an actively managed option may also include a passively managed component) and four are passively managed (also known as index funds). In addition, target date funds (the “Retirement Funds”) based on target retirement dates are also available. The Retirement Funds invest in a mix of the actively managed Core Investment Options (and in some cases, also include an allocation to a Treasury inflation-protected securities strategy not available as a Core Investment Option). The Retirement Fund associated with the year in which a participant turns 65 generally serves as the Plan’s “default investment” to the extent a participant does not have a valid investment election on file. Additional investment options include the SDA and the American Express Company Stock Fund. A participant may currently elect to invest contributions in any combination of investment options in increments of 1% and change investment elections for future contributions on any business day the New York Stock Exchange is open. Participants may allocate up to 10% of their future contributions to the American Express Company Stock Fund, and transfers of balances from other investment options into the American Express Company Stock Fund are only permitted to the extent the participant’s investment in the American Express Company Stock Fund after the transfer does not exceed 10% of the participant’s overall Plan balance. Special rules and restrictions may apply to the SDA.
A brief description of the investment options available to participants at December 31, 2024, is set forth below:
Core Investment Options
RSPIC has created five actively managed Core Investment Options to provide diversified and actively managed options to participants. Four of these actively managed Core Investment Options (The Diversified Bond Fund, The U.S. Large-Cap Equity Fund, The U.S. Small/Mid-Cap Equity Fund and The International Equity Fund) represent a broad asset class (e.g., Bonds, U.S. Large-Cap Equity, U.S. Small/Mid-Cap Equity, etc.) using several managers (and in some cases, also including a passively managed component) within each Fund. These actively managed Core Investment Options seek to outperform a broad market index by buying and selling a limited number of investments (stocks, bonds or other investments) using the underlying investment managers’ investment management skills.
The actively managed Stable Value Fund invests in diversified pools of U.S. Government and agency fixed income securities together with book value wrap agreements issued by creditworthy insurance companies or banks with the objective to protect a participant’s original investment while offering a competitive rate of interest with minimum risk.
The Stable Value Fund holds a portfolio of book value wrap contracts that are fully benefit-responsive and comprised of both an investment and a contractual component. The investment component consists of units of common/collective trusts and a fixed income portfolio employing active management investment strategies, collectively referred to as the Stable Value Fund assets. Under the book value wrap contracts, the book value wrap provider is obligated to provide sufficient funds to cover participant benefit withdrawals and certain types of investment transfers regardless of the market value of the Stable Value Fund assets. While the contracts are designed to protect the Stable Value Fund against interest rate risk, the Stable Value Fund is still exposed to risk if issuers of the Stable Value Fund assets default on payment of interest or principal, but this risk is mitigated because the underlying Stable Value Fund assets in the Stable Value Fund bond portfolio are backed by the U.S. Government. The contracts may not cover participant benefit payments at contract value upon the occurrence of certain events, described below, involving the Stable Value Fund, American Express as its plan sponsor (“Plan Sponsor”) or Ameriprise Trust Company, an affiliate of Ameriprise Financial, Inc., its investment manager.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
Fully benefit-responsive book value wrap contracts held by a separately managed account created for a defined contribution plan are required to be reported at contract value, rather than fair value, on the Statements of Net Assets Available for Benefits. Contract value is the relevant measure for fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less participant withdrawals and administrative expenses.
Certain events might limit the ability of the Plan to transact at contract value with the contract issuer and therefore also limit the ability of the Plan to transact at contract value with the participants of the Plan. These events may be different under each contract. Examples of such events include the following:
•The Plan’s failure to qualify under Section 401(a) of the Code or the failure of the trust to be tax-exempt under Section 501(a) of the Code;
•Premature termination of the contracts;
•Plan termination or merger;
•Changes to the Plan’s administration of competing investment options; and
•Bankruptcy of the Plan Sponsor or other Plan Sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations.
Plan Management believes no such events are probable of occurring.
In addition, certain events allow the issuer to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:
•An uncured violation of the Plan’s investment guidelines;
•A breach of material obligation under the contract;
•A material misrepresentation; and
•A material amendment to the agreements without the consent of the issuer.
Plan Management believes no such events are probable of occurring.
RSPIC has also created four passively-managed (index) Core Investment Options: The Diversified Bond Index Fund, The U.S. Large-Cap Equity Index Fund, The U.S. Small/Mid-Cap Equity Index Fund and The International Equity Index Fund, which currently use a single index fund as the underlying investment in each Fund. Each passively-managed Core Investment Option seeks to mirror the investments and track the performance of a broad market index that includes hundreds or thousands of stocks or bonds.
Self-Directed Brokerage Accounts
The SDA gives participants the opportunity to invest in a wide variety of mutual funds in addition to the specific investment options mentioned above. Participants may request a prospectus for any of the funds available through the SDA.
American Express Company Stock Fund
The Plan Document requires that this Fund be offered as an investment option under the Plan, subject to compliance with ERISA. The American Express Company Stock Fund is an ESOP. This Fund invests primarily in American Express Company common shares and holds a small amount of cash or other short-term cash equivalents to meet requests for investment transfers, withdrawals and distributions. Participants have full voting rights for the common shares underlying the units that are allocated to the American Express Company Stock Fund.
A full, detailed description of the Plan’s investment options, and associated terms and conditions, is available to all participants.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
5. Risks and Uncertainties
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and current market volatility, it is at least reasonably possible that changes in the values of investment securities will continue to occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.
6. Income Tax Status
The Plan has received a favorable determination letter from the Internal Revenue Service ("IRS") dated August 10, 2022, stating that the Plan is qualified under Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. The Plan has been amended after the period covered by the determination letter. Although the Plan has been amended since receiving the determination letter, the Company believes the Plan, as amended, is currently designed and being operated in compliance with the applicable requirements of the Code, and therefore, believes that the Plan, as amended, is qualified, the related trust is tax-exempt, and the Plan satisfies the requirements of Section 4975(e)(7) of the Code.
GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability or asset if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. Plan Management has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2024, there are no uncertain positions taken or expected to be taken that would require recognition of a liability, or asset, or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions.
7. Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2024 and 2023:

(Thousands)	2024	2023
Net assets available for benefits per the financial statements	$8,958,491	$7,755,408
Difference between contract value and fair value of fully benefit-responsive investment contracts	(36,552)	(37,110)
Loans deemed distributed	(205)	(239)
Net assets per the Form 5500	$8,921,734	$7,718,059
The following is a reconciliation of net income per the financial statements to the Form 5500 for the year ended December 31, 2024:

(Thousands)	2024
Net increase in net assets available for benefits per the financial statements	$1,203,083
Adjustment for difference between contract value and fair value of fully benefit-responsive investment contracts	558
Change in deemed distributions of participant loans	34
Net income per the Form 5500	$1,203,675

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements
8. Related Parties and Parties-In-Interest Transactions
The Plan allows for transactions with, and certain investments in, certain parties that may perform services for, or have fiduciary responsibilities to, the Plan, including Principal Financial Group and its affiliates and Charles Schwab and Co., Inc. and its affiliates, as well as investment managers appointed by RSPIC. Transactions with these parties are considered party-in-interest transactions, but not considered prohibited transactions under ERISA. As noted in Supplemental Schedule H, Line 4i, the Plan held investments with parties-in-interest in Ameriprise Financial, Inc. and its affiliates, BlackRock Institutional Trust Company, N.A. and its affiliates, Charles Schwab and Co. Inc. and its affiliates, Fidelity Investment Management and its affiliates, J.P. Morgan Investment Management, Inc. and its affiliates, Morgan Stanley Investment Management and its affiliates, Principal Financial Group and its affiliates, Vanguard Fiduciary Trust Company and its affiliates and Willis Towers Watson and its affiliates as of December 31, 2024. Additionally, the self-directed brokerage account includes certain investments considered to be party-in-interest investments. Notes Receivable from Participants, as discussed in Note 1 (Description of the Plan), are also considered party-in-interest transactions.
Berkshire Hathaway, Inc. and its affiliates are considered parties-in-interest due to ownership interests in the Company. The Plan holds certain securities in Berkshire Hathaway in accordance with investment strategies directed by its qualified professional asset managers.
Additionally, the Company is considered a party-in-interest as well as a related party. As of December 31, 2024 and 2023, the Plan held 3,941,171 shares of American Express Company common stock valued at $1,170 million and 4,272,748 shares valued at $800 million, respectively. During the 2024 plan year the Plan acquired 45,894 shares of American Express Company common stock valued at $11 million through dividend reinvestments and sold 271,136 shares valued at $66 million. The Plan reimburses the Company for direct expenses (salary and benefits costs) associated with a Company employee dedicated to servicing the Company’s qualified retirement plans for time spent coordinating certain services, validating reporting by Plan vendors and providing services to the Plan that are not performed by the Plan’s other service providers.

SUPPLEMENTAL SCHEDULES

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	Money Market Funds
	ALLSPRING TREASURY PLUS			45,210	45,210
	Total Money Market Funds				$45,210

	Corporate Debt Instruments
	ABBVIE INC	4.050%	11/21/2039	485	414
	ABBVIE INC	4.400%	11/6/2042	395	342
	ABBVIE INC	4.500%	5/14/2035	160	150
	ABBVIE INC	5.050%	3/15/2034	150	148
	ABN AMRO BANK	5.515%	12/3/2035	300	293
	ACCENTURE CAPITAL INC	4.500%	10/4/2034	135	128
	ACCENTURE CAPITAL INC	4.250%	10/4/2031	195	187
	AEP TRANSMISSION CO LLC	3.150%	9/15/2049	120	79
	AERCAP IRELAND CAP/GLOBA	2.450%	10/29/2026	180	172
	AERCAP IRELAND CAP/GLOBA	3.300%	1/30/2032	210	183
	AERCAP IRELAND CAPITAL LTD	6.100%	1/15/2027	290	297
	AFLAC INC	3.600%	4/1/2030	1,565	1,470
	AIB GROUP PLC	6.608%	9/13/2029	400	418
	AIR LEASE CORP	2.200%	1/15/2027	218	207
	AIR LEASE CORP	5.200%	7/15/2031	220	217
	AKER BP ASA	5.125%	10/1/2034	150	141
	AKER BP ASA	5.800%	10/1/2054	150	136
	ALABAMA POWER CO	5.700%	2/15/2033	200	204
	ALBEMARLE CORP	5.450%	12/1/2044	50	45
	ALEXANDRIA REAL ESTATE	5.250%	5/15/2036	211	205
	ALEXANDRIA REAL ESTATE E	1.875%	2/1/2033	140	108
	ALEXANDRIA REAL ESTATE E	2.000%	5/18/2032	310	247
	ALTRIA GROUP INC	2.450%	2/4/2032	260	214
	AMAZON.COM INC	3.250%	5/12/2061	65	42
	AMAZON.COM INC	3.875%	8/22/2037	110	97
	AMAZON.COM INC	3.950%	4/13/2052	285	225
	AMAZON.COM INC	4.100%	4/13/2062	84	66
	AMER AIRLINE 16-2 AA PTT	3.200%	6/15/2028	126	119
	AMER AIRLINE 16-3 AA PTT	3.000%	4/15/2030	79	74
	AMER AIRLN 14-1 A PTT	3.700%	10/1/2026	72	70
	AMER AIRLN 15-1 A PTT	3.375%	5/1/2027	525	501
	AMERICAN TOWER CORP	2.100%	6/15/2030	150	129
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	AMERICAN TOWER CORP	3.100%	6/15/2050	139	89
	AMERICAN TOWER CORP	3.700%	10/15/2049	220	159
	AMERICAN TOWER CORP	5.900%	11/15/2033	170	175
	AMERICAN WATER CAPITAL C	3.450%	6/1/2029	150	141
	AMGEN INC	3.150%	2/21/2040	200	149
	ANALOG DEVICES INC	2.800%	10/1/2041	250	177
	ANZ NATIONAL INTL LTD	5.355%	8/14/2028	210	213
	AON NORTH AMERICA INC	5.450%	3/1/2034	300	299
	AON NORTH AMERICA INC	5.750%	3/1/2054	250	244
	APA INFRASTRUCTURE LTD	5.125%	9/16/2034	345	329
	APPLOVIN CORP	5.375%	12/1/2031	381	381
	APTIV IRISH HOLDINGS LIMITED	3.250%	3/1/2032	239	206
	ASTRAZENECA PLC	4.000%	9/18/2042	60	50
	ASTRAZENECA PLC	6.450%	9/15/2037	70	77
	AT&T INC	2.250%	2/1/2032	350	289
	AT&T INC	2.300%	6/1/2027	725	684
	AT&T INC	2.750%	6/1/2031	180	157
	AT&T INC	3.500%	6/1/2041	154	118
	AT&T INC	3.550%	9/15/2055	638	429
	ATMOS ENERGY CORP	5.500%	6/15/2041	100	99
	AUTOZONE INC	1.650%	1/15/2031	190	156
	AVOLON HLDGS FDG LTD	4.950%	1/15/2028	55	55
	AVOLON HLDGS FDG LTD	6.375%	5/4/2028	265	272
	AVOLON HOLDINGS FNDG	5.750%	3/1/2029	199	201
	AVOLON HOLDINGS FNDG LTD	5.750%	11/15/2029	260	263
	AVOLON HOLDINGS FUNDING LTD	5.150%	1/15/2030	85	83
	BALTIMORE GAS & ELECTRIC	5.400%	6/1/2053	265	252
	BALTIMORE GAS & ELECTRIC	2.900%	6/15/2050	110	69
	BALTIMORE GAS & ELECTRIC	3.500%	8/15/2046	70	51
	BANCO SANTANDER S.A.	6.607%	11/7/2028	600	631
	BANCO SANTANDER SA	5.588%	8/8/2028	400	405
	BANCO SANTANDER SA	VR	9/14/2027	200	189
	BANK AMERICA CORP	5.819%	9/15/2029	460	471
	BANK AMERICA CORP	5.872%	9/15/2034	280	288
	BANK NEW YORK MELLON CORP	6.474%	10/25/2034	180	194
	BANK NEW ZEALAND	5.076%	1/30/2029	250	251
	BANK NOVA SCOTIA	4.740%	11/10/2032	145	140
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	BANK OF AMERICA	5.202%	4/25/2029	410	412
	BANK OF AMERICA	5.468%	1/23/2035	240	240
	BANK OF AMERICA CORP	5.288%	4/25/2034	440	436
	BANK OF AMERICA CORP	5.425%	8/15/2035	206	201
	BANK OF AMERICA CORP	VR	7/22/2027	450	429
	BANK OF AMERICA CORP	VR	7/23/2031	160	135
	BANK OF AMERICA CORP	VR	6/14/2029	219	199
	BANK OF AMERICA CORP	VR	10/20/2032	345	291
	BANK OF AMERICA CORP	VR	6/19/2041	675	469
	BANK OF AMERICA CORP	VR	4/22/2042	151	113
	BANK OF AMERICA CORP	VR	3/5/2029	81	79
	BANK OF AMERICA CORP	VR	2/7/2030	1,395	1,337
	BANK OF IRELAND GROUP	6.253%	9/16/2026	420	423
	BANK OF MONTREAL	4.640%	9/10/2030	136	133
	BANK OF NOVA SCOTIA	4.850%	2/1/2030	273	271
	BANK OF NY MELLON CORP	6.317%	10/25/2029	215	226
	BARCLAYS PLC	4.942%	9/10/2030	236	231
	BARCLAYS PLC	5.690%	3/12/2030	200	202
	BARCLAYS PLC	6.224%	5/9/2034	270	277
	BARCLAYS PLC	VR	11/24/2032	200	169
	BAT CAPITAL CORP	4.540%	8/15/2047	172	136
	BAT INTL FINANCE PLC	1.668%	3/25/2026	145	140
	BAXALTA INC	5.250%	6/23/2045	7	6
*	BERKSHIRE HATHAWAY ENERG	4.450%	1/15/2049	235	194
*	BERKSHIRE HATHAWAY FIN	3.850%	3/15/2052	165	125
	BNP PARIBAS	5.176%	1/9/2030	975	972
	BNP PARIBAS	5.283%	11/19/2030	840	831
	BNP PARIBAS	5.497%	5/20/2030	200	200
	BOARDWALK PIPELINES LP	3.400%	2/15/2031	100	89
	BOEING CO	3.250%	3/1/2028	251	236
	BOEING CO	5.150%	5/1/2030	210	207
	BOEING CO	5.705%	5/1/2040	175	167
	BOEING CO/THE	6.388%	5/1/2031	130	136
	BOEING CO/THE	6.528%	5/1/2034	215	225
	BP CAP MARKETS AMERICA	2.939%	6/4/2051	345	214
	BP CAP MARKETS AMERICA	4.812%	2/13/2033	220	213
	BP CAP MKTS AMER INC	4.893%	9/11/2033	180	174
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	BPCE FR	5.936%	5/30/2035	250	248
	BPCE SA	5.716%	1/18/2030	500	503
	BPCE SA	5.975%	1/18/2027	250	252
	BRISTOL-MYERS SQUIBB CO	5.550%	2/22/2054	24	23
	BRISTOL-MYERS SQUIBB CO	5.650%	2/22/2064	225	217
	BRISTOL-MYERS SQUIBB CO	3.700%	3/15/2052	159	116
	BRISTOL-MYERS SQUIBB CO	4.125%	6/15/2039	122	105
	BRIXMOR OPERATING PART	2.250%	4/1/2028	220	201
	BRIXMOR OPERATING PART	2.500%	8/16/2031	115	97
	BROADCOM INC	4.750%	4/15/2029	330	328
	BROADCOM INC	5.050%	7/12/2029	500	502
	BROOKFIELD FINANCE INC	3.900%	1/25/2028	297	289
	BROOKFIELD FINANCE INC	4.700%	9/20/2047	13	11
	BROOKFIELD FINANCE INC	4.850%	3/29/2029	96	95
	BROWN & BROWN INC	2.375%	3/15/2031	100	84
	BUNGE LTD FINANCE CORP	4.650%	9/17/2034	242	228
	BUNGE LTD FINANCE CORP	2.750%	5/14/2031	260	225
	BURLINGTN NORTH SANTA FE	4.375%	9/1/2042	130	113
	BURLINGTON NORTH SANTA F	6.150%	5/1/2037	60	64
	BURLINGTON NORTHN SANTA FE CORP	5.500%	3/15/2055	160	157
	CADENCE DESIGN SYSTEM INC	4.700%	9/10/2034	314	301
	CAIXABANK SA	6.684%	9/13/2027	255	262
	CAMPBELL SOUP CO	3.125%	4/24/2050	66	42
	CANADIAN IMPERIAL BANK	4.631%	9/11/2030	450	441
	CANADIAN PAC RY CO	4.700%	5/1/2048	217	188
	CANADIAN PACIFIC RR CO	5.750%	3/15/2033	70	71
	CAPITAL ONE FINANCIAL CO	6.312%	6/8/2029	145	150
	CAPITAL ONE FINANCIAL CO	4.927%	5/10/2028	29	29
	CAPITAL ONE FINANCIAL CO	4.985%	7/24/2026	50	50
	CAPITAL ONE FINANCIAL CO	7.624%	10/30/2031	427	471
	CAPITAL ONE FINANCIAL CO	VR	11/2/2027	34	32
	CAPITAL ONE FINL CORP	5.700%	2/1/2030	190	193
	CARDINAL HEALTH INC	5.450%	2/15/2034	100	100
	CELANESE US HOLDINGS LLC	6.050%	3/15/2025	32	32
	CENCORA INC	5.125%	2/15/2034	280	275
	CENTERPOINT ENER HOUSTON	3.000%	2/1/2027	91	88
	CGI INC	2.300%	9/14/2031	200	166
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	CHARTER COMM OPT LLC/CAP	3.500%	3/1/2042	375	255
	CHARTER COMM OPT LLC/CAP	3.700%	4/1/2051	130	81
	CHARTER COMM OPT LLC/CAP	5.375%	4/1/2038	48	43
	CHARTER COMM OPT LLC/CAP	6.384%	10/23/2035	500	499
	CHARTER COMM OPT LLC/CAP	6.834%	10/23/2055	70	68
	CHENIERE ENERGY INC	5.650%	4/15/2034	130	131
	CIGNA CORP	3.400%	3/1/2027	270	263
	CIGNA GROUP/THE	5.125%	5/15/2031	200	199
	CINCINNATI FINL CORP	6.920%	5/15/2028	50	53
	CITIGROUP INC	4.450%	9/29/2027	21	21
	CITIGROUP INC	4.542%	9/19/2030	328	319
	CITIGROUP INC	5.449%	6/11/2035	350	347
	CITIGROUP INC	VR	1/28/2027	500	480
	CITIGROUP INC	VR	11/3/2032	385	321
	CITIGROUP INC	VR	1/25/2033	183	157
	CITIGROUP INC	VR	7/24/2028	290	281
	CITIGROUP INC	VR	3/31/2031	1,390	1,336
	CLEVELAND ELECTRIC ILLUM	5.950%	12/15/2036	40	40
	CMS ENERGY CORP	2.950%	2/15/2027	39	38
	CNO GLOBAL FUNDING	5.875%	6/4/2027	500	509
	COCA-COLA FEMSA SAB CV	1.850%	9/1/2032	205	161
	CODELCO INC	6.440%	1/26/2036	200	204
	COLUMBIA PIPELINE HOLDCO	5.097%	10/1/2031	83	81
	COLUMBIA PIPELINES OPCO	5.927%	8/15/2030	350	360
	COLUMBIA PIPELINES OPCO	6.036%	11/15/2033	423	434
	COMCAST CORP	2.887%	11/1/2051	244	147
	COMCAST CORP	2.937%	11/1/2056	143	83
	COMCAST CORP	3.200%	7/15/2036	200	162
	COMCAST CORP	3.400%	4/1/2030	1,375	1,276
	COMCAST CORP	3.900%	3/1/2038	55	46
	COMCAST CORP	4.250%	1/15/2033	150	140
	COMMONSPIRIT HEALTH	2.782%	10/1/2030	545	482
	COMMONWEALTH EDISON CO	3.650%	6/15/2046	45	34
	COMMONWEALTH EDISON CO	3.750%	8/15/2047	70	52
	CONNECTICUT LT & PWR CO	4.950%	8/15/2034	428	417
	CONOCOPHILLIPS COMPANY	5.500%	1/15/2055	255	243
	CONSTELLATION ENERGY	6.500%	10/1/2053	220	233
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	CONSTELLATION ENERGY GEN LLC	5.800%	3/1/2033	208	213
	CONSTELLATION SOFTWARE	5.158%	2/16/2029	224	225
	CONSTELLATION SOFTWARE INC	5.461%	2/16/2034	110	110
	CONSUMERS ENERGY CO	4.625%	5/15/2033	265	256
	COOPERATIEVE RABOBANK UA	5.564%	2/28/2029	400	405
	COREBRIDGE FINANCIAL INC	3.850%	4/5/2029	105	100
	COREBRIDGE FINANCIAL INC	3.650%	4/5/2027	145	141
	COREBRIDGE GLOB FUNDING	5.900%	9/19/2028	180	185
	CORPORATE OFFICE PROP LP	2.000%	1/15/2029	90	79
	CORPORATE OFFICE PROP LP	2.750%	4/15/2031	362	309
	COTERRA ENERGY INC	5.400%	2/15/2035	210	204
	CREDIT AGRICOLE	6.316%	10/3/2029	250	258
	CSL FINANCE PLC	3.850%	4/27/2027	215	210
	CSX CORP	6.000%	10/1/2036	175	184
	DANSKE BANK	4.613%	10/2/2030	200	194
	DANSKE BANK	5.705%	3/1/2030	400	406
	DELL INT LLC / EMC CORP	4.900%	10/1/2026	146	146
	DELL INT LLC/EMC CORP	5.250%	2/1/2028	146	148
	DELL INTL L L C / EMC CORP	6.020%	6/15/2026	87	88
	DELTA AIR LINES 2015-1AA	3.625%	7/30/2027	851	825
	DELTA AIR LINES 2020-AA	2.000%	6/10/2028	45	41
	DEUTSCHE BANK	6.720%	1/18/2029	700	727
	DEUTSCHE BANK	7.146%	7/13/2027	245	252
	DEUTSCHE BANK	6.819%	11/20/2029	190	199
	DEUTSCHE BANK AG	5.414%	5/10/2029	150	152
	DEUTSCHE BANK NY	VR	11/24/2026	220	214
	DEVON ENERGY CORP	5.750%	9/15/2054	225	204
	DH EUROPE FINANCE II	3.250%	11/15/2039	80	62
	DOMINION ENERGY INC	3.375%	4/1/2030	210	193
	DOMINION RESOURCES INC	2.850%	8/15/2026	76	74
	DOWDUPONT INC	5.319%	11/15/2038	61	61
	DTE ELECT SECUR FND II	6.090%	9/1/2038	300	319
	DTE ELECTRIC CO	3.650%	3/1/2052	160	117
	DTE ELECTRIC CO	5.400%	4/1/2053	130	126
	DTE ENERGY CO	5.850%	6/1/2034	412	423
	DUKE ENERGY CORP	2.650%	9/1/2026	43	42
	DUKE ENERGY CORP	6.100%	9/15/2053	250	254
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	DUKE ENERGY FLA LLC	6.200%	11/15/2053	180	190
	DUKE ENERGY FLORIDA LLC	3.800%	7/15/2028	200	194
	DUKE ENERGY OHIO INC	4.300%	2/1/2049	60	48
	DUKE ENERGY PROGRESS INC	4.200%	8/15/2045	130	105
	DUKE ENERGY PROGRESS LLC	2.900%	8/15/2051	180	111
	EASTERN GAS TRAN	3.900%	11/15/2049	206	150
	EL PASO ENERGY CORP MED TERM NOTE	7.800%	8/1/2031	150	169
	ELECTRICITE DE FRANCE	5.950%	4/22/2034	200	204
	ELEMENT FLEET MANAGEMENT	5.643%	3/13/2027	149	151
	ELEMENT FLEET MANAGEMENT	6.319%	12/4/2028	530	552
	ELEVANCE HEALTH INC	4.750%	2/15/2033	143	137
	ELI LILLY & CO	5.000%	2/9/2054	270	248
	EMERA US FINANCE LP	3.550%	6/15/2026	70	69
	EMERA US FINANCE LP	4.750%	6/15/2046	150	124
	ENBRIDGE INC	5.625%	4/5/2034	245	246
	ENBRIDGE INC	5.700%	3/8/2033	180	182
	ENERGY TRANSFER LP	5.250%	7/1/2029	300	301
	ENERGY TRANSFER LP	5.600%	9/1/2034	434	434
	ENERGY TRANSFER OPERATNG	6.250%	4/15/2049	209	209
	ENERGY TRANSFER PARTNERS	6.000%	6/15/2048	268	259
	ENI SPA	5.950%	5/15/2054	200	192
	ENTERGY LOUISIANA LLC	2.400%	10/1/2026	59	57
	ENTERGY LOUISIANA LLC	2.900%	3/15/2051	140	86
	ENTERGY LOUISIANA LLC	3.050%	6/1/2031	57	51
	ENTERGY LOUISIANA LLC	3.120%	9/1/2027	40	38
	ENTERGY MISSISSIPPI INC	3.850%	6/1/2049	190	141
	ENTERPRISE PRODUCTS OPER	4.950%	2/15/2035	400	387
	ENTERPRISE PRODUCTS OPER	4.900%	5/15/2046	180	160
	EQUINIX INC	2.900%	11/18/2026	305	294
	ESSEX PORTFOLIO LP	1.650%	1/15/2031	200	163
	EVERGY INC	2.900%	9/15/2029	235	214
	EVERGY METRO INC	4.950%	4/15/2033	284	277
	EVERGY MISSOURI W STORM	5.104%	12/1/2040	280	278
	EXELON CORP	5.100%	6/15/2045	170	154
	EXELON GENERATION CO LLC	6.250%	10/1/2039	180	188
	EXTRA SPACE STORAGE	2.400%	10/15/2031	135	112
	EXTRA SPACE STORAGE	4.000%	6/15/2029	214	205
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	EXTRA SPACE STORAGE LP	5.900%	1/15/2031	190	196
	EXXON MOBIL CORPORATION	2.995%	8/16/2039	400	303
	F&G ANNUITIES & LIFE INC	6.500%	6/4/2029	115	117
	F&G GLOBAL FUNDING	5.875%	6/10/2027	300	304
	FED CAISSES DESJARDINS	5.700%	3/14/2028	200	204
	FISERV INC	4.400%	7/1/2049	90	73
	FISERV INC	5.150%	8/12/2034	440	430
	FLORIDA POWER & LIGHT	5.000%	8/1/2034	1,970	1,957
	FLORIDA PWR & LT CO	5.300%	4/1/2053	140	133
	FORD FOUNDATION/THE	2.815%	6/1/2070	90	51
	FORD MOTOR CREDIT CO LLC	2.900%	2/10/2029	541	485
	FORTIS INC	3.055%	10/4/2026	155	150
	FOUNDRY JV HOLDCO LLC	6.250%	1/25/2035	345	347
	GA GLOBAL FUNDING TRUST	5.200%	12/9/2031	150	146
	GALLAGHER ARTHUR J & CO	5.750%	7/15/2054	90	88
	GATX CORP	6.050%	6/5/2054	345	354
	GENERAL MOTORS FINL CO	5.400%	5/8/2027	135	136
	GENERAL MOTORS FINL CO	5.450%	9/6/2034	155	150
	GENERAL MOTORS FINL CO	2.350%	1/8/2031	157	131
	GENERAL MOTORS FINL CO	2.700%	6/10/2031	115	97
	GENERAL MTRS FINL CO	5.950%	4/4/2034	160	161
	GENPACT LUXEMBOURG SA	6.000%	6/4/2029	209	214
	GILEAD SCIENCES INC	2.600%	10/1/2040	300	207
	GLENCORE FUNDING LLC	5.634%	4/4/2034	190	189
	GLOBAL PAYMENTS INC	2.900%	5/15/2030	67	60
	GLOBAL PAYMENTS INC	2.900%	11/15/2031	129	110
	GLOBAL PAYMENTS INC	3.200%	8/15/2029	186	170
	GOLDMAN SACHS GROUP INC	6.484%	10/24/2029	250	262
	GOLDMAN SACHS GROUP INC	3.800%	3/15/2030	200	188
	GOLDMAN SACHS GROUP INC	5.049%	7/23/2030	315	313
	GOLDMAN SACHS GROUP INC	5.330%	7/23/2035	665	653
	GOLDMAN SACHS GROUP INC	VR	10/21/2027	61	58
	GOLDMAN SACHS GROUP INC	VR	1/27/2032	400	330
	GOLDMAN SACHS GROUP INC	VR	7/21/2032	290	242
	GOLDMAN SACHS GROUP INC	VR	2/24/2028	234	223
	GOLDMAN SACHS GROUP INC	VR	6/5/2028	639	621
	GOODMAN US FINANCE SIX	5.125%	10/7/2034	100	96
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	HACKENSACK MERIDIAN HLTH	2.675%	9/1/2041	445	308
	HACKENSACK MERIDIAN HLTH	2.875%	9/1/2050	250	157
	HALLIBURTON CO	4.850%	11/15/2035	43	41
	HALLIBURTON COMPANY	6.700%	9/15/2038	50	54
	HANOVER INSURANCE GROUP	2.500%	9/1/2030	140	121
	HARRIS CORPORATION	4.854%	4/27/2035	40	38
	HARTFORD FINL SVCS GRP	4.300%	4/15/2043	90	76
	HCA INC	3.500%	7/15/2051	92	60
	HCA INC	5.125%	6/15/2039	175	159
	HCA INC	5.500%	6/15/2047	105	95
	HCA INC	5.600%	4/1/2034	570	562
	HCA INC	6.100%	4/1/2064	130	124
	HCA INC.	5.950%	9/15/2054	100	95
	HCP INC	3.250%	7/15/2026	350	342
	HEALTH CARE REIT INC	6.500%	3/15/2041	140	150
	HEALTHCARE TRUST OF AMER	3.100%	2/15/2030	500	449
	HEALTHPEAK PROPERTIES	2.125%	12/1/2028	271	244
	HEWLETT PACKARD ENTERPRISE	5.000%	10/15/2034	370	356
	HF SINCLAIR CORP	5.875%	4/1/2026	155	156
	HIGH STREET FNDG TRUST I	4.111%	2/15/2028	149	143
	HOME DEPOT INC	3.625%	4/15/2052	170	123
	HONEYWELL INTERNATIONAL	5.250%	3/1/2054	210	197
	HSBC HOLDINGS PLC	5.286%	11/19/2030	420	417
	HSBC HOLDINGS PLC	5.733%	5/17/2032	250	253
	HSBC HOLDINGS PLC	7.390%	11/3/2028	200	212
	HSBC HOLDINGS PLC	VR	8/17/2029	220	198
	HSBC HOLDINGS PLC	VR	8/18/2031	320	272
	HUNTINGTON BANCSHARES INC	5.272%	1/15/2031	150	150
	HYUNDAI CAP SVCS INC	5.125%	2/5/2029	200	199
	HYUNDAI CAPITAL AMERICA	5.300%	6/24/2029	430	431
	HYUNDAI CAPITAL AMERICA	4.550%	9/26/2029	200	194
	IBM CORP	3.500%	5/15/2029	1,350	1,279
	ING GROEP NV	6.114%	9/11/2034	242	251
	ING GROEP NV	3.950%	3/29/2027	200	197
	INTEL CORP	3.050%	8/12/2051	100	57
	INTEL CORP	3.250%	11/15/2049	100	60
	INTEL CORP	3.734%	12/8/2047	120	79
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	INTEL CORP	4.875%	2/10/2028	356	354
	INTEL CORP	5.700%	2/10/2053	100	88
	INTERSTATE PWR & LT CO	4.950%	9/30/2034	100	96
	INTERSTATE PWR & LT CO	5.450%	9/30/2054	115	109
	INTUIT INC	5.200%	9/15/2033	230	230
	INTUIT SR NT	5.500%	9/15/2053	70	69
	ITC HOLDINGS CORP	5.400%	6/1/2033	500	496
	JBS USA LUX	6.750%	3/15/2034	251	265
	JBS USA LUX SA	3.750%	12/1/2031	245	217
	JERSEY CENTRAL PWR & LT	6.150%	6/1/2037	30	31
	JM SMUCKER CO	6.200%	11/15/2033	95	100
	JM SMUCKER CO	6.500%	11/15/2053	85	91
*	JPMORGAN CHASE & CO	5.766%	4/22/2035	275	281
*	JPMORGAN CHASE & CO	VR	7/23/2029	600	584
	KANSAS CITY POWER & LT	4.200%	3/15/2048	60	48
	KBC GROUP	6.324%	9/21/2034	350	362
	KELLOGG CO	5.250%	3/1/2033	196	196
	KEYCORP	4.789%	6/1/2033	45	43
	KINDER MORGAN INC	5.000%	2/1/2029	230	229
	KINDER MORGAN INC/DELAWA	5.050%	2/15/2046	40	35
	KLA CORP	3.300%	3/1/2050	100	69
	KRAFT HEINZ FOODS CO	4.375%	6/1/2046	120	97
	KRAFT HEINZ FOODS CO	4.625%	10/1/2039	155	139
	KROGER CO	5.000%	9/15/2034	90	87
	KROGER CO	5.500%	9/15/2054	70	66
	L3HARRIS TECHNOLOGIES INC	5.250%	6/1/2031	200	200
	L3HARRIS TECHNOLOGIES INC	5.400%	7/31/2033	203	203
	L3HARRIS TECHNOLOGIES INC	5.500%	8/15/2054	178	171
	LASMO USA INC DTD 11/12/97	7.300%	11/15/2027	70	75
	LEAR CORP	2.600%	1/15/2032	85	71
	LEIDOS INC	5.750%	3/15/2033	110	112
	LLOYDS BANKING GROUP	5.679%	1/5/2035	215	214
	LLOYDS BANKING GROUP	5.462%	1/5/2028	200	202
	LLOYDS BANKING GROUP PLC	5.087%	11/26/2028	426	426
	LLOYDS BANKING GROUP PLC	4.375%	3/22/2028	200	195
	LOUISVILLE GAS & ELEC	4.650%	11/15/2043	100	85
	LOWE’S COS INC	3.000%	10/15/2050	225	140
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	LOWE’S COS INC	5.625%	4/15/2053	124	119
	LUBRIZOL CORP	6.500%	10/1/2034	193	212
	LYB INTL FINANCE BV	4.875%	3/15/2044	170	146
	MARSH & MCLENNAN COS INC	4.375%	3/15/2029	325	319
	MARVELL TECHNOLOGY INC	5.750%	2/15/2029	250	256
	MASCO CORP	2.000%	10/1/2030	90	76
	MASCO CORP	6.500%	8/15/2032	110	116
	MASS MUTUAL LIFE INS CO	5.672%	12/1/2052	154	147
	MCDONALD’S CORP	4.200%	4/1/2050	125	99
	MCDONALD’S CORP	4.700%	12/9/2035	101	96
	MCDONALD’S CORP	6.300%	10/15/2037	38	41
	MEAD JOHNSON NUTRITION C	4.600%	6/1/2044	35	31
	MEMORIAL HEALTH SERVICES	3.447%	11/1/2049	310	220
	MERCK & CO INC	2.900%	12/10/2061	170	98
	MERCK & CO INC	4.000%	3/7/2049	160	125
	MET LIFE GLOB FUNDING I	3.300%	3/21/2029	542	508
	META PLATFORMS INC	5.400%	8/15/2054	140	136
	META PLATFORMS INC	5.600%	5/15/2053	235	235
	MICROSOFT CORP	3.041%	3/17/2062	46	29
	MID-AMERICA APARTMENTS	1.700%	2/15/2031	160	132
	MIDAMERICAN ENERGY	5.850%	9/15/2054	110	112
	MIDMICHIGAN HEALTH	3.409%	6/1/2050	90	63
	MITSUBISHI UFJ FIN GROUP	5.422%	2/22/2029	420	426
	MITSUBISHI UFJ FIN GRP	2.048%	7/17/2030	360	308
	MITSUBISHI UFJ FIN GRP	3.751%	7/18/2039	290	243
	MITSUBISHI UFJ FIN GRP	VR	7/20/2027	310	295
	MIZUHO FINANCIAL GROUP	5.778%	7/6/2029	425	435
	MIZUHO FINANCIAL GROUP	5.739%	5/27/2031	280	288
	MIZUHO FINANCIAL GROUP	VR	5/22/2027	284	270
	MOLSON COORS BREWING CO	4.200%	7/15/2046	139	111
	MOODY’S CORPORATION	3.250%	5/20/2050	210	140
*	MORGAN STANLEY	5.320%	7/19/2035	407	401
*	MORGAN STANLEY	3.125%	7/27/2026	500	488
*	MORGAN STANLEY	5.042%	7/19/2030	150	149
*	MORGAN STANLEY	5.164%	4/20/2029	340	341
*	MORGAN STANLEY	5.424%	7/21/2034	60	60
*	MORGAN STANLEY	VR	2/13/2032	470	383
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
*	MORGAN STANLEY	VR	1/21/2028	211	201
*	MORGAN STANLEY	VR	4/1/2031	200	186
*	MORGAN STANLEY	VR	1/23/2030	137	133
*	MORGAN STANLEY	VR	4/22/2039	135	121
*	MORGAN STANLEY BANK	5.449%	7/20/2029	85	86
*	MORGAN STANLEY BK	5.466%	1/18/2035	159	158
*	MORGAN STANLEY SR	5.656%	4/18/2030	280	285
	MPLX LP	5.500%	6/1/2034	470	463
	MUTUAL OMAHA GLOBAL	5.800%	7/27/2026	200	203
	NASDAQ INC	5.550%	2/15/2034	85	86
	NATIONAL RETAIL PROP INC	3.600%	12/15/2026	62	61
	NATIONAL SECS CLEARING	5.000%	5/30/2028	284	285
	NATL BANK OF CANADA	5.600%	12/18/2028	285	291
	NATL BANK OF CANADA	4.500%	10/10/2029	450	438
	NATWEST GROUP PLC	7.472%	11/10/2026	200	204
	NATWEST MKTS PLC	5.410%	5/17/2029	485	491
	NEVADA POWER CO	6.000%	3/15/2054	110	112
	NEXTERA ENERGY CAP HLDGS INC	5.550%	3/15/2054	420	402
	NISOURCE INC	5.200%	7/1/2029	200	202
	NNN REIT INC	5.500%	6/15/2034	130	129
	NNN REIT INC	5.600%	10/15/2033	150	151
	NOMURA HOLDINGS INC	2.679%	7/16/2030	200	174
	NORDEA BANK ABP	5.375%	9/22/2027	200	203
	NORFOLK SOUTHERN CORP	3.942%	11/1/2047	151	116
	NORFOLK SOUTHERN CORP	4.837%	10/1/2041	235	214
	NORTHEASTERN UNIVERSITY	2.894%	10/1/2050	400	265
	NORTHERN NAT GAS CO	5.625%	2/1/2054	40	38
	NORTHERN STATE PWR- MINN	6.200%	7/1/2037	50	54
	NORTHERN STATES PWR-MINN	5.100%	5/15/2053	190	176
	NORTHERN STS PWR CO	4.500%	6/1/2052	217	182
	NORTHERN TRUST CORP	VR	5/8/2032	38	36
	NORTHROP GRUMMAN CORP	5.250%	5/1/2050	335	314
	NUTRIEN LTD	4.125%	3/15/2035	100	89
	NVENT FINANCE SARL	4.550%	4/15/2028	98	97
	NXP BV / NXP FDG LLC	2.500%	5/11/2031	300	256
	NXP BV / NXP FDG LLC	3.250%	5/11/2041	425	311
	NXP BV/NXP FDG LLC	3.150%	5/1/2027	350	337
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	OCCIDENTAL PETE CORP	5.200%	8/1/2029	90	89
	OCCIDENTAL PETE CORP	5.375%	1/1/2032	85	83
	OGE ENERGY CORP	5.450%	5/15/2029	70	71
	OHIO POWER COMPANY	2.900%	10/1/2051	240	144
	ONCOR ELECTRIC DELIVERY	3.100%	9/15/2049	215	141
	ONEOK INC	4.750%	10/15/2031	400	387
	ONEOK INC	5.700%	11/1/2054	350	329
	ORACLE CORP	1.650%	3/25/2026	300	289
	ORACLE CORP	3.600%	4/1/2050	160	112
	ORACLE CORP	3.850%	7/15/2036	267	229
	ORACLE CORP	3.950%	3/25/2051	174	129
	ORACLE CORP	4.000%	7/15/2046	120	92
	ORACLE CORP	4.900%	2/6/2033	220	214
	OTIS WORLDWIDE CORP	2.565%	2/15/2030	200	178
	PACIFIC GAS & ELECTRIC	2.950%	3/1/2026	105	103
	PACIFIC GAS & ELECTRIC	5.800%	5/15/2034	351	359
	PACIFIC GAS & ELECTRIC	5.900%	10/1/2054	30	30
	PACIFIC GAS & ELECTRIC	6.750%	1/15/2053	10	11
	PACIFIC GAS & ELECTRIC	3.750%	8/15/2042	50	38
	PACIFIC GAS & ELECTRIC	4.300%	3/15/2045	85	68
	PACIFIC GAS & ELECTRIC	4.450%	4/15/2042	200	166
	PACIFIC GAS & ELECTRIC	6.400%	6/15/2033	205	216
	PACIFIC GAS AND ELECTRIC COMPANY	3.450%	7/1/2025	170	169
	PECO ENERGY CO	2.800%	6/15/2050	100	62
	PENSKE TRUCK LEASING CO	5.700%	2/1/2028	276	281
	PENSKE TRUST LEASING CO	5.875%	11/15/2027	132	135
	PEPPERDINE UNIV	3.301%	12/1/2059	150	93
	PFIZER INVT ENTERPRISES	5.300%	5/19/2053	360	337
	PG&E RECOVERY FDG	5.231%	6/1/2042	200	198
	PG&E RECOVERY FDG LLC	5.529%	6/1/2051	240	238
	PG&E RECOVERY FND LLC	5.536%	7/15/2047	180	179
	PG&E WILDFIRE RECOVERY	4.263%	6/1/2038	125	117
	PG&E WILDFIRE RECOVERY	5.099%	6/1/2054	150	142
	PG&E WILDFIRE RECOVERY	5.212%	12/1/2049	80	77
	PHILLIPS 66	4.900%	10/1/2046	50	43
	PHILLIPS 66	5.300%	6/30/2033	180	178
	PHILLIPS 66 CO	3.150%	12/15/2029	105	96
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	PHILLIPS 66 CO	3.550%	10/1/2026	15	15
	PHYSICIANS REALTY LP	2.625%	11/1/2031	140	118
	PIEDMONT HEALTHCARE INC	2.864%	1/1/2052	245	151
	PIONEER NATURAL RESOURCE	1.900%	8/15/2030	230	196
	PNC FINANCIAL SERVICES	5.068%	1/24/2034	253	246
	PNC FINANCIAL SERVICES	4.812%	10/21/2032	200	195
	PNC FINANCIAL SERVICES	5.401%	7/23/2035	256	254
	PNC FINANCIAL SERVICES	5.939%	8/18/2034	255	263
	PPL ELECTRIC UTILITIES	5.250%	5/15/2053	160	153
	PRECISION CASTPARTS CORP	3.900%	1/15/2043	250	201
	PRECISION CASTPARTS CORP	4.375%	6/15/2045	80	68
*	PRINCIPAL FINANCIAL GRP	3.700%	5/15/2029	105	100
*	PRINCIPAL LIFE GLOBAL FDG II	5.100%	1/25/2029	150	150
	PROGRESS ENERGY INC	7.000%	10/30/2031	50	55
	PROLOGIS LP	2.875%	11/15/2029	90	82
	PSI ENERGY INC	6.120%	10/15/2035	50	53
	PUBLIC SERVICE COLORADO	3.550%	6/15/2046	27	19
	PUBLIC STORAGE	1.950%	11/9/2028	124	112
	PUBLIC STORAGE	2.250%	11/9/2031	104	87
	PUBLIC SVC CO	5.200%	1/15/2035	55	53
	QUALCOMM INC	4.500%	5/20/2052	115	96
	QUANTA SERVICES INC	2.350%	1/15/2032	200	165
	QUEST DIAGNOSTICS INC	6.400%	11/30/2033	150	161
	REALTY INCOME CORP	1.800%	3/15/2033	145	111
	REALTY INCOME CORP	4.850%	3/15/2030	200	199
	REGENCY CENTERS LP	2.950%	9/15/2029	180	165
	REGENCY CENTERS LP	4.125%	3/15/2028	200	195
	REGENERON PHARMACEUTICAL	1.750%	9/15/2030	290	241
	ROPER TECHNOLOGIES INC	2.000%	6/30/2030	130	111
	ROYAL BANK OF CANADA	4.650%	10/18/2030	320	313
	ROYAL BK SCOTLND GRP PLC	4.800%	4/5/2026	200	200
	ROYAL BK SCOTLND GRP PLC	VR	5/8/2030	235	227
	ROYAL BK SCOTLND GRP PLC	VR	1/27/2030	400	396
	RTX CORPORATION	2.375%	3/15/2032	273	227
	RTX CORPORATION	4.350%	4/15/2047	17	14
	RTX CORPORATION	5.150%	2/27/2033	154	153
	RYDER SYSTEM INC	1.750%	9/1/2026	271	258
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	S&P GLOBAL INC	2.900%	3/1/2032	151	132
	SABRA HEALTH CARE LP	3.200%	12/1/2031	230	197
	SAFEHOLD OPERATING PARTN	2.800%	6/15/2031	245	209
	SAN DIEGO G & E	2.950%	8/15/2051	195	125
	SAN DIEGO G & E	6.125%	9/15/2037	80	83
	SANTANDER HOLDINGS USA	6.174%	1/9/2030	265	270
	SANTANDER UK GROUP HLDGS	6.833%	11/21/2026	200	203
	SANTANDER UK GROUP HLDGS	VR	6/14/2027	270	257
	SANTANDER UK GROUP HOLDINGS	4.858%	9/11/2030	230	224
	SANTANDER UK GROUP HOLDINGS	6.534%	1/10/2029	350	361
	SCE RECOVERY FUNDING LLC	4.697%	6/15/2040	166	160
	SHELL INTERNATIONAL FIN	5.500%	3/25/2040	165	165
	SIGECO SECURITIZATION I LLC	5.026%	11/15/2038	160	157
	SKANDINAVISKA ENSKILDA	5.375%	3/5/2029	325	328
	SOCIETE GENERALE	5.250%	2/19/2027	235	235
	SOCIETE GENERALE	5.634%	1/19/2030	341	340
	SOLVENTUM CORP	5.600%	3/23/2034	275	274
	SOUTHERN CAL EDISON	3.650%	3/1/2028	100	96
	SOUTHERN CAL EDISON	4.050%	3/15/2042	150	121
	SOUTHERN CAL EDISON	4.125%	3/1/2048	140	109
	SOUTHERN CAL EDISON	5.700%	3/1/2053	80	78
	SOUTHERN CAL EDISON	5.875%	12/1/2053	201	200
	SOUTHERN CALIF EDISON CO	5.450%	6/1/2031	340	345
	SOUTHERN CALIF EDISON CO	5.550%	1/15/2036	100	99
	SOUTHERN CO	5.200%	6/15/2033	277	274
	SOUTHERN CO GAS CAP	5.750%	9/15/2033	170	174
	SOUTHERN CO GAS CAPITAL	3.150%	9/30/2051	165	107
	SOUTHERN CO GAS CAPITAL	3.950%	10/1/2046	26	20
	SOUTHERN POWER CO	5.150%	9/15/2041	70	65
	SOUTHWEST GAS CORP	3.800%	9/29/2046	49	36
	SOUTHWESTERN PUBLIC SERV	4.500%	8/15/2041	30	26
	SPRINT CAP CORP DTD 11/16/98	6.875%	11/15/2028	105	111
	STANDARD CHARTERED PLC	5.688%	5/14/2028	235	238
	STANDARD CHARTERED PLC	5.905%	5/14/2035	685	686
	STANDARD CHARTERED PLC	6.187%	7/6/2027	200	203
	STARBUCKS CORP	4.800%	2/15/2033	310	302
	STARBUCKS CORP	4.900%	2/15/2031	160	160
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	STEEL DYNAMICS INC	1.650%	10/15/2027	101	93
	SUMITOMO MITSUI FIN	5.520%	1/13/2028	385	391
	SUMITOMO MITSUI FIN	5.710%	1/13/2030	385	395
	T MOBILE USA INC	5.150%	4/15/2034	442	435
	T MOBILE USA INC	5.500%	1/15/2055	94	88
	TAKEDA PHARMACEUTICAL	3.025%	7/9/2040	315	228
	TAKEDA PHARMACEUTICAL	3.175%	7/9/2050	500	324
	TAMPA ELEC CO	4.900%	3/1/2029	377	377
	TAMPA ELECTRIC CO	4.450%	6/15/2049	225	185
	TEXAS HEALTH RESOURCES	2.328%	11/15/2050	200	113
	TEXAS INSTRUMENTS INC	5.050%	5/18/2063	192	173
	THERMO FISHER SCIENTIFIC	2.000%	10/15/2031	90	75
	TIME WARNER CABLE INC	5.500%	9/1/2041	200	170
	TIME WARNER CABLE INC	5.875%	11/15/2040	250	224
	T-MOBILE USA INC	3.375%	4/15/2029	350	327
	T-MOBILE USA INC	5.050%	7/15/2033	790	774
	TOLEDO EDISON COMPANY	6.150%	5/15/2037	50	53
	TORONTO DOMINION BANK	5.523%	7/17/2028	145	147
	TOTAL CAPITAL INTL SA	2.986%	6/29/2041	780	559
	TRANE TECH FIN LTD	5.250%	3/3/2033	130	130
	TRANS-CANADA PIPELINES	6.200%	10/15/2037	60	62
	TRUIST FINANCIAL CORP	5.122%	1/26/2034	130	126
	TRUIST FINANCIAL CORP	5.711%	1/24/2035	145	146
	TRUIST FINANCIAL CORP	6.047%	6/8/2027	150	152
	TRUIST FINANCIAL GROUP	7.161%	10/30/2029	205	219
	TUCSON ELECTRIC POWER CO	4.850%	12/1/2048	125	109
	TYSON FOODS INC	5.700%	3/15/2034	160	162
	UBER TECHNOLOGIES INC	4.800%	9/15/2034	120	115
	UBS GROUP AG	5.610%	9/13/2030	200	203
	UBS GROUP AG	6.537%	8/12/2033	300	318
	UBS GROUP AG	5.699%	2/8/2035	200	201
	UDR INC	2.100%	8/1/2032	250	198
	UDR INC	2.950%	9/1/2026	32	31
	UNION CARBIDE CORP	7.750%	10/1/2096	110	128
	UNION ELEC CO	5.450%	3/15/2053	170	163
	UNITED AIR 2013-1 A PTT	4.300%	2/15/2027	126	125
	UNITED AIR 2016-1 AA PTT	3.100%	7/7/2028	126	120
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	UNITED AIR 2016-1 B PTT	3.650%	1/7/2026	36	36
	UNITED AIR 2016-2 A PTT	3.100%	10/7/2028	226	205
	UNITED AIR 2018-1 A PTT	3.700%	3/1/2030	316	288
	UNITED AIR 2018-1 AA PTT	3.500%	3/1/2030	93	87
	UNITED AIR 2018-1 B PTT	4.600%	3/1/2026	89	88
	UNITED AIR 2019-1 A PTT	4.550%	8/25/2031	205	190
	UNITED AIR 2019-1 AA PTT	4.150%	8/25/2031	191	182
	UNITED AIR 2020-1 A PTT	5.875%	10/15/2027	195	199
	UNITED TECHNOLOGIES CORP	3.750%	11/1/2046	105	79
	UNITEDHEALTH GROUP INC	3.250%	5/15/2051	200	132
	UNITEDHEALTH GROUP INC	5.875%	2/15/2053	105	105
	UNIV OF SOUTHERN CALIFOR	3.226%	10/1/2120	200	115
	US BANCORP	5.384%	1/23/2030	175	176
	US BANCORP	5.678%	1/23/2035	275	277
	VALERO ENERGY CORP	2.150%	9/15/2027	134	125
	VALERO ENERGY CORP	7.500%	4/15/2032	21	24
	VENTAS REALTY LP	3.250%	10/15/2026	25	24
	VERISK ANALYTICS INC	3.625%	5/15/2050	141	98
	VERISK ANALYTICS INC	5.750%	4/1/2033	170	175
	VERIZON COMMUNICATIONS	3.550%	3/22/2051	200	141
	VERIZON COMMUNICATIONS INC	5.050%	5/9/2033	360	356
	VIRGINIA ELEC & POWER CO	5.700%	8/15/2053	300	296
	VIRGINIA ELEC & POWER CO	3.800%	9/15/2047	50	37
	VISTRA OPERATIONS CO LLC	6.000%	4/15/2034	159	161
	VMWARE INC	1.400%	8/15/2026	680	644
	WELLS FARGO & COMPANY	4.300%	7/22/2027	148	146
	WELLS FARGO & COMPANY	5.557%	7/25/2034	220	220
	WELLS FARGO & COMPANY	5.211%	12/3/2035	525	511
	WELLS FARGO & COMPANY	5.499%	1/23/2035	465	463
	WELLS FARGO & COMPANY	5.574%	7/25/2029	650	660
	WELLS FARGO & COMPANY	6.491%	10/23/2034	335	356
	WELLS FARGO & COMPANY	5.198%	1/23/2030	325	326
	WELLTOWER INC	4.250%	4/1/2026	100	100
	WESTPAC NEW ZEALAND LTD	4.902%	2/15/2028	390	389
	WILLIAMS COMPANIES INC	5.650%	3/15/2033	140	141
	WISCONSIN ENERGY CORP	3.550%	6/15/2025	29	29
	WORKDAY INC	3.500%	4/1/2027	225	219
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	WP CAREY INC	2.450%	2/1/2032	180	148
	WP CAREY INC	4.250%	10/1/2026	300	297
	WW GRAINGER INC	4.600%	6/15/2045	91	81
	YALE-NEW HAVEN HLTH SRVC	2.496%	7/1/2050	210	121
	ZOETIS INC	2.000%	5/15/2030	190	164
	Total Corporate Debt Instruments				$133,447

	Common Stocks
	AAR CORP			73	4,477
	ACADEMY SPORTS & OUTDOORS INC			70	4,005
	ACADIA HEALTHCARE CO INC			85	3,363
	ACV AUCTIONS INC			136	2,940
	ADOBE INC			14	6,017
	ADVANCED DRAINAGE SYSTEMS INC			18	2,125
	AERCAP HOLDINGS NV			113	10,832
	AGCO CORP COM			22	2,030
	AIR LEASE CORP			52	2,517
	AIR PRODS & CHEMS INC COM			88	25,500
	ALAMO GROUP INC COM			7	1,274
	ALLEGRO MICROSYSTEMS INC			86	1,884
	ALLIANT ENERGY CORPORATION			23	1,336
	ALLSTATE CORP			46	8,936
	ALPHABET INC CL A			26	4,848
	ALPHABET INC CL C			166	31,568
	ALTRIA GROUP INC			239	12,474
	AMBEV SA			2,001	3,703
	AMDOCS LIMITED COM			47	3,948
*	AMERICAN EXPRESS CO			3,941	1,169,700
	AMERICAN HEALTHCARE REIT INC			111	3,149
	AMERICAN TOWER CORP			76	13,926
	AMERICAN WOODMARK CORP COM			18	1,469
	AMERICOLD REALTY TRUST INC			91	1,951
	AMICUS THERAPEUTICS INC			243	2,288
	AMKOR TECHNOLOGIES INC COM			137	3,508
	AMPHENOL CORP CL A			244	16,973
	ANNALY CAPITAL MANAGEMENT INC			325	5,943
	ANTERO RESOURCES CORP			63	2,194
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	APPLE INC			131	32,708
	ARAMARK			56	2,077
	ARCHER DANIELS MIDLAND CO			75	3,766
	ASSURED GUARANTY LTD USD 1.0			22	1,944
	ASTRAZENECA PLC			50	3,296
	AT & T INC			669	15,237
	ATLANTIC UNION BANKSHARES CORP			105	3,972
	AVANTOR INC			269	5,664
	AXALTA COATING SYSTEMS LTD.			159	5,441
	AZEK CO INC/THE			58	2,738
	BANC OF CALIFORNIA INC			103	1,585
	BANK OF AMERICA CORP			292	12,830
	BANK OZK			51	2,279
	BATH & BODY WORKS INC			60	2,309
	BELDEN INC			16	1,818
*	BERKSHIRE HATHAWAY INC.			71	31,949
	BIO RAD LABS INC CL A			6	2,073
	BIO-TECHNE CORP			21	1,542
	BJ’S WHOLESALE CLUB HOLDINGS, INC.			34	3,033
*	BLACKROCK INC			26	26,506
	BLUE BIRD CORP			56	2,151
	BLUEPRINT MEDICINES CORP			32	2,761
	BOISE CASCADE CO			23	2,684
	BP PLC - ADR			223	6,582
	BRADY CORPORATION			27	2,029
	BREAD FINANCIAL HOLDINGS INC			33	2,031
	BRIGHT HORIZONS FAMILY SOLUTIO			36	3,991
	BRINKS CO			30	2,812
	BRISTOL MYERS SQUIBB CO			77	4,368
	BURLINGTON STORES INC			7	1,988
	BWX TECHNOLOGIES INC			54	6,018
	CACI INTL INC FORMERLY CACI INC TO			5	2,108
	CADENCE BANK			47	1,602
	CAMECO CORP COM			85	4,332
	CANADIAN NAT RES LTD			148	4,555
	CARLYLE GROUP INC/THE			100	5,039
	CASELLA WASTE SYS INC CL A			30	3,153
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	CELANESE CORP			99	6,837
	CENTURY COMMUNITIES INC			11	809
	CF INDS HLDGS INC			37	3,188
	CHART INDUSTRIES INC			13	2,496
	CHEMED CORP NEW			8	3,984
	CHEVRON CORP			124	17,953
	CHORD ENERGY CORPORATION			42	4,821
	CHURCHILL DOWNS INC			21	2,810
	CINCINNATI FINANCIAL CORP			92	13,202
	CISCO SYSTEMS INC			269	15,933
	CITIGROUP INC.			326	22,943
	CLEARWATER ANALYTICS HLDGS INC			133	3,655
	COGENT COMMUNICATIONS HOLDINGS,INC			29	2,255
	COGNEX CORP			91	3,280
	COHERENT CORP			18	1,704
	COMCAST CORP CLASS A			396	14,872
	CONAGRA BRANDS INC			233	6,474
	CONFLUENT INC			153	4,276
	CONOCOPHILLIPS			44	4,373
	CONSTELLIUM SE			297	3,047
	COOPER COMPANIES INC			40	3,657
	COPT DEFENSE PROPERTIES			105	3,253
	CREDO TECHNOLOGY GROUP HOLDING			26	1,718
	CROWN CASTLE INC			106	9,657
	CROWN HLDGS INC			101	8,340
	CULLEN FROST BANKERS INC COM			32	4,233
	CURTISS WRIGHT CORP COM			6	2,209
	CVS HEALTH CORPORATION			283	12,687
	DANAHER CORP			95	21,720
	DELTA AIR LINES INC			218	13,185
	DEVON ENERGY CORPORATION			79	2,579
	DIAGEO PLC - ADR			87	11,088
	DIAMONDROCK HOSPITALITY CO			198	1,791
	DIGITALBRIDGE GROUP INC CL A			278	3,139
	DOLLAR GENERAL CORP			197	14,905
	DOMINION ENERGY INC			292	15,712
	DOMINOS PIZZA INC			10	4,221
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	DOXIMITY INC			83	4,456
	DYNATRACE INC			81	4,394
	EAGLE MATLS INC			7	1,702
	ECOLAB INC			64	14,990
	EDISON INTL COM			77	6,174
	ELEMENT SOLUTIONS INC			80	2,039
	ELF BEAUTY INC			37	4,641
	ENCOMPASS HEALTH CORP			26	2,422
	EPAM SYSTEMS INC			12	2,734
	EPLUS INC			20	1,458
	EQUITY LIFESTYLE PPTYS INC			33	2,178
	ESTEE LAUDER COMPANIES INC			43	3,187
	EVEREST GROUP LTD			14	5,170
	EVOLENT HEALTH INC			95	1,071
	EXACT SCIENCES CORP			53	2,988
	EXELON CORPORATION			153	5,754
	EXLSERVICE HOLDINGS INC			84	3,740
	EXPAND ENERGY CORP			23	2,279
	FASTENAL CO			202	14,560
	FEDERAL REALTY INVESTMENT TRUS			27	3,028
	FEDEX CORPORATION			32	9,109
	FIDELIS INSURANCE HOLDINGS LTD			91	1,656
	FIDELITY NATL INFORMATION SVCS INC			233	18,822
	FIRSTENERGY CORP COM			152	6,036
	FIRSTSERVICE CORPORTION			10	1,780
	FIVE BELOW INC			14	1,419
	FLYWIRE CORP			163	3,370
	FMC CORP COM NEW			165	8,017
	FORTUNE BRANDS INNOVATIONS INC			30	2,057
	FOX FACTORY HOLDING CORP			37	1,114
	FREEPORT-MCMORAN INC.			162	6,161
	FRESHPET INC			18	2,609
	FTAI AVIATION LTD			18	2,599
	FULLER H B CO			22	1,477
	GARTNER INC			30	14,554
	GENERAL MOTORS CO			257	13,675
	GENMAB A/S			145	3,028
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	GIBRALTAR INDS INC			17	1,022
	GLACIER BANCORP INC MONTANA			77	3,854
	GLAUKOS CORP			16	2,408
	GLOBAL PMTS INC W/I			131	14,695
	GLOBUS MEDICAL, INC.			17	1,388
	GOODYEAR TIRE & RUBR CO			176	1,581
	GSK PLC SPONSORED			180	6,100
	GUIDEWIRE SOFTWARE INC			12	2,101
	H & E EQUIP SVCS INC			39	1,904
	HA SUSTAINABLE INFRASTRUCTRE CAP INC			64	1,722
	HAEMONETICS CORP MASS			28	2,178
	HANCOCK WHITNEY CORPORATION			33	1,814
	HEXCEL CORP NEW COM			68	4,260
	HOWARD HUGHES HOLDINGS INC			51	3,931
	HUBBELL INCORPORATED			10	4,253
	HUMANA INC			23	5,739
	HURON CONSULTING GROUP INC			16	1,952
	ICON PLC			7	1,503
	ICU MED INC COM			7	1,100
	IDACORP INC			66	7,220
	INDEPENDENCE REALTY TRUST INC			102	2,022
	INGRAM MICRO HOLDING CORP			9	182
	INSMED INC			37	2,532
	INSPIRE MEDICAL SYSTEMS INC			14	2,617
	INSULET CORP			12	3,064
	INTEGER HOLDINGS CORP			33	4,422
	INTERCONTINENTAL EXCHANGE, INC			55	8,256
	INTERNATIONAL GENERAL INSURANC			117	2,769
	INTERPARFUMS INC			18	2,335
	INTUIT COM			27	17,139
	J & J SNACK FOODS CORP			19	2,946
	JANUS INTERNATIONAL GROUP INC			164	1,208
	JAZZ PHARMACEUTICALS PLC			43	5,337
	JBT MAREL CORPORATION			18	2,253
	JOHNSON & JOHNSON			154	22,287
*	JPMORGAN CHASE & CO			37	8,987
	KEMPER CORP			24	1,611
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	KENNAMETAL INC			43	1,035
	KIMCO REALTY CORP			92	2,151
	KNIGHT-SWIFT TRANSPORTATION HOLDINGS			23	1,216
	KNOWLES CORP			94	1,876
	KOSMOS ENERGY LTD			371	1,270
	KRATOS DEFENSE & SECURITY SOLUTIONS			174	4,591
	KROGER CO			279	17,033
	LANCASTER COLONY CORP			13	2,239
	LATTICE SEMICONDUCTOR CORP			27	1,536
	LINDE PLC			32	13,288
	LITHIA MOTORS INC CL A COM			11	4,086
	LITTELFUSE INC COM			18	4,315
	LKQ CORPORATION			37	1,364
	LOUISIANA PAC CORP			17	1,725
	LOWES COS INC			86	21,198
	LPL FINANCIAL HOLDINGS INC			11	3,731
	LXP INDUSTRIAL TRUST			122	993
	MACERICH CO COM			68	1,364
	MADRIGAL PHARMACEUTICALS INC			6	1,758
	MAGNA INTL INC CL A			152	6,349
	MANHATTAN ASSOCIATES, INC COM			14	3,665
	MARKETAXESS HOLDINGS INC			8	1,849
	MARSH & MCLENNAN COS INC			33	6,987
	MASTERCARD INC			44	23,118
	MATIV HOLDINGS INC			62	673
	MAXIMUS INC COM			7	556
	MEDTRONIC, PLC			66	5,264
	MERCHANTS BANCORP/IN			70	2,550
	MERCK & CO INC NEW			159	15,844
	MERCURY SYSTEMS INC			86	3,606
	MERIT MEDICAL SYSTEMS INC			2	181
	MICRON TECHNOLOGY INC			31	2,584
	MICROSOFT CORP			106	44,800
	MIDDLEBY CORP			16	2,186
	MONRO INC			43	1,077
	MOOG INC CL A			12	2,321
	MUELLER INDS INC			44	3,531
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	NEOGEN CORP			206	2,500
	NESTLE S.A. REGISTERED SHARES - ADR			114	9,278
	NEW FORTRESS ENERGY INC.			219	3,319
	NICE LTD			15	2,620
	NINTENDO CO., LTD. - ADR			1,252	18,322
	NORFOLK SOUTHERN CORP			86	20,125
	NORTHERN OIL AND GAS INC			81	3,025
	NORTHROP GRUMMAN CORP			31	14,648
	NOVANTA, INC.			14	2,174
	NRG ENERGY INC			88	7,969
	NVENT ELECTRIC PLC			46	3,105
	ON SEMICONDUCTOR CORP			100	6,315
	ONE GAS INC			30	2,053
	ORGANON & CO			169	2,525
	OXFORD INDS INC			24	1,861
	PARSONS CORP			13	1,231
	PATRICK INDUSTRIES INC			13	1,112
	PAYCHEX INC			119	16,684
	PAYPAL HOLDINGS INC			89	7,614
	PEGASYSTEMS INC			31	2,911
	PENUMBRA INC			12	2,805
	PERMIAN RESOURCES CORP CL A			154	2,217
	PFIZER INC			137	3,623
	PHILIP MORRIS INTERNATIONAL IN			202	24,251
	PHILLIPS EDISON & CO INC			48	1,797
	PIPER SANDLER COS			10	2,980
	PLANET FITNESS INC			32	3,121
	POOL CORPORATION			9	3,134
	POST HOLDINGS INC			16	1,779
	POTLATCHDELTIC CORPORATION			156	6,126
	PRIMO BRANDS CORPORATION CL A			163	5,026
	PROASSURANCE CORPORATION			81	1,282
	PROGRESS SOFTWARE CORP			32	2,094
	PROGRESSIVE CORP OHIO			97	23,344
	PURE STORAGE INC			47	2,872
	Q2 HOLDINGS INC			32	3,210
	RAMBUS INC DEL COM			81	4,279
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	RANGE RES CORP			32	1,155
	REGAL REXNORD CORP			17	2,625
	REINSURANCE GROUP AMERICA CLASS A			7	1,468
	RENAISSANCERE HOLDINGS COM			11	2,844
	REVOLVE GROUP INC			50	1,673
	REXFORD INDUSTRIAL REALTY INC			91	3,525
	ROYAL DUTCH SHELL PLC ADR			97	6,073
	ROYAL GOLD INC			16	2,096
	ROYALTY PHARMA PLC			182	4,652
	RYDER SYS INC			12	1,955
	S&P GLOBAL INC			39	19,639
	SABRA HEALTH CARE REIT, INC.			92	1,596
	SANOFI-AVENTIS			95	4,558
	SAREPTA THERAPEUTICS INC			21	2,510
	SCHLUMBERGER LTD			99	3,788
*	SCHWAB CHARLES CORP NEW			257	19,046
	SCIENCE APPLICATIONS INTERNATI			12	1,303
	SEACOAST BANKING CORPORATION OF			65	1,801
	SHARKNINJA INC			44	4,242
	SIRIUS XM HOLDINGS INC			205	4,680
	SITIO ROYALTIES CORP CL A			84	1,619
	SM ENERGY CO			73	2,825
	SONOS INC			114	1,719
	SPECTRUM BRANDS HLDGS INC NEW			24	2,008
	STARBUCKS CORP COM			171	15,636
	STIFEL FINANCIAL CORP			15	1,637
	STRIDE INC			38	3,907
	SYNOVUS FINANCIAL CORP			37	1,874
	TALEN ENERGY CORP			22	4,355
	TARGET CORP			29	3,900
	TE CONNECTIVITY PLC			104	14,798
	TELEFLEX INC			17	3,042
	TENABLE HOLDINGS INC			53	2,069
	TEXAS INSTRUMENTS INC			121	22,764
	TEXAS ROADHOUSE, INC COMMON STOCK			17	3,117
	THE BALDWIN INSURANCE GRP INC CL A			106	4,108
	THERMO FISHER SCIENTIFIC INC			42	22,108
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	TIMKEN CO			44	3,117
	TJX COMPANIES INC			147	17,797
	TOPBUILD CORP			10	3,208
	TPG INC			38	2,402
	TRI POINTE GROUP, INC.			30	1,099
	TRIMAS CORP			102	2,501
	TWIST BIOSCIENCE CORP			42	1,951
	TXNM ENERGY INC			74	3,651
	TYSON FOODS INC CL A DEL			136	7,807
	UNITED PARCEL SERVICE-CL B			93	11,735
	US FOODS HOLDING CORP			37	2,514
	VARONIS SYSTEMS INC			31	1,356
	VERISIGN INC COM			53	10,893
	VERISK ANALYTICS INC			54	14,998
	VERRA MOBILITY CORP			243	5,871
	VESTIS CORPORATION			135	2,059
	VIATRIS INC			321	3,998
	VISA INC-CLASS A SHRS			118	37,140
	VISTEON CORP/NEW			18	1,637
	VONTIER CORP			153	5,592
	WALT DISNEY CO			84	9,326
	WEATHERFORD INTL LTD			26	1,883
	WEBSTER FINL CORP WATERBURY CONN			43	2,378
	WELLS FARGO & CO			90	6,311
	WESTERN ALLIANCE BANCORPORATION			28	2,360
	WHITE MOUNTAINS INSURANCE GROUP INC			1	1,914
	WHITECAP RESOURCES INC			344	2,437
*	WILLIS TOWERS WATSON PUB LTDCO			29	8,955
	WILLSCOT HOLDINGS CORP CL A			71	2,368
	WINTRUST FINL CORP			33	4,062
	WYNDHAM HOTELS & RESORTS INC			15	1,466
	XCEL ENERGY INC			110	7,399
	XPO INC			22	2,904
	XYLEM INC/NY			93	10,768
	ZOETIS INC			102	16,640
	Total Common Stocks				$3,058,448
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	U.S. Government and Agency Obligations
	FED HOME LN MTG CORP POOL #841090	6.718%	10/1/2046	168	172
	FED HOME LN MTG CORP POOL #G60722	3.000%	10/1/2046	274	238
	FED HOME LN MTG CORP POOL #J36413	3.000%	2/1/2032	568	542
	FED HOME LN MTG CORP POOL #Q42018	3.500%	7/1/2046	155	139
	FED HOME LN MTG CORP POOL #QD0878	2.500%	11/1/2051	1,191	985
	FED HOME LN MTG CORP POOL #SB0378	3.500%	4/1/2034	342	329
	FED HOME LN MTG CORP POOL #SD0397	2.500%	7/1/2050	1,097	910
	FED HOME LN MTG CORP POOL #SD8037	2.500%	1/1/2050	1,005	829
	FED HOME LN MTG CORP POOL #SD8194	2.500%	1/1/2052	4,529	3,705
	FED HOME LN MTG CORP POOL #ZA5297	4.000%	3/1/2048	180	167
	FED HOME LN MTG CORP POOL #ZM0724	4.000%	1/1/2046	603	560
	FED HOME LN MTG CORP POOL #ZM6956	4.500%	6/1/2048	585	558
	FED HOME LN MTG CORP POOL #ZS4735	3.500%	9/1/2047	274	246
	FED HOME LOAN MTGE CORP POOL #QA7633	3.000%	3/1/2050	527	455
	FED HOME LOAN MTGE CORP POOL #QA9122	2.500%	5/1/2050	626	518
	FED HOME LOAN MTGE CORP POOL #QC3244	3.000%	6/1/2051	711	611
	FED HOME LOAN MTGE CORP POOL #QN1779	2.500%	3/1/2035	182	166
	FED HOME LOAN MTGE CORP POOL #RA5276	2.500%	5/1/2051	723	596
	FED HOME LOAN MTGE CORP POOL #RA7937	5.000%	9/1/2052	582	564
	FED HOME LOAN MTGE CORP POOL #SB0307	2.500%	2/1/2035	245	225
	FED HOME LOAN MTGE CORP POOL #SD0728	2.500%	10/1/2051	1,017	837
	FED HOME LOAN MTGE CORP POOL #SD0780	2.500%	12/1/2051	764	628
	FED HOME LOAN MTGE CORP POOL #SD0809	3.000%	1/1/2052	1,566	1,345
	FED HOME LOAN MTGE CORP POOL #SD1100	2.500%	5/1/2052	235	194
	FED HOME LOAN MTGE CORP POOL #SD1217	2.000%	3/1/2052	362	286
	FED HOME LOAN MTGE CORP POOL #SD1658	2.500%	4/1/2052	1,691	1,389
	FED HOME LOAN MTGE CORP POOL #SD3283	5.000%	5/1/2053	331	323
	FED HOME LOAN MTGE CORP POOL #SD3567	4.500%	5/1/2053	1,786	1,684
	FED HOME LOAN MTGE CORP POOL #SD3952	2.500%	3/1/2052	1,900	1,573
	FED HOME LOAN MTGE CORP POOL #SD4342	5.500%	11/1/2053	396	397
	FED HOME LOAN MTGE CORP POOL #SD4432	2.500%	2/1/2052	939	778
	FED HOME LOAN MTGE CORP POOL #SD5624	5.500%	6/1/2054	410	405
	FED HOME LOAN MTGE CORP POOL #SD5779	3.500%	2/1/2048	366	328
	FED HOME LOAN MTGE CORP POOL #SD7568	5.500%	2/1/2054	360	360
	FED HOME LOAN MTGE CORP POOL #SD8205	2.500%	4/1/2052	1,272	1,040
	FED HOME LOAN MTGE CORP POOL #SD8219	2.500%	6/1/2052	1,351	1,102
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FED HOME LOAN MTGE CORP POOL #SD8235	3.000%	8/1/2052	2,632	2,238
	FED HOME LOAN MTGE CORP POOL #SD8255	3.500%	10/1/2052	4,647	4,114
	FED HOME LOAN MTGE CORP POOL #SD8265	4.000%	11/1/2052	1,884	1,725
	FED HOME LOAN MTGE CORP POOL #WA1626	3.450%	8/1/2032	986	902
	FED HOME LOAN MTGE CORP POOL #WN3233	3.190%	7/1/2033	1,500	1,337
	FED HOME LOAN MTGE CORP POOL #ZA6116	4.500%	1/1/2049	482	463
	FED NATL MTG ASSN POOL #AL7395	5.544%	9/1/2055	954	968
	FED NATL MTG ASSN POOL #AM8856	2.920%	6/1/2030	4,222	3,873
	FED NATL MTG ASSN POOL #AN5935	3.130%	7/1/2027	870	840
	FED NATL MTG ASSN POOL #AN6850	3.220%	9/1/2032	1,000	884
	FED NATL MTG ASSN POOL #AS5469	4.000%	7/1/2045	773	717
	FED NATL MTG ASSN POOL #AS8984	4.500%	3/1/2047	222	213
	FED NATL MTG ASSN POOL #BF0219	3.500%	9/1/2057	1,348	1,190
	FED NATL MTG ASSN POOL #BK8753	4.500%	6/1/2049	215	204
	FED NATL MTG ASSN POOL #BL0907	3.880%	12/1/2028	1,350	1,303
	FED NATL MTG ASSN POOL #BL3217	3.330%	7/1/2034	2,113	1,884
	FED NATL MTG ASSN POOL #BL4333	2.520%	11/1/2029	1,388	1,260
	FED NATL MTG ASSN POOL #BL4791	2.710%	11/1/2029	967	885
	FED NATL MTG ASSN POOL #BM3375	4.000%	1/1/2048	405	377
	FED NATL MTG ASSN POOL #BM3499	4.000%	3/1/2048	1,245	1,154
	FED NATL MTG ASSN POOL #BM6347	6.766%	2/1/2041	186	192
	FED NATL MTG ASSN POOL #BR0999	2.500%	5/1/2051	2,465	2,009
	FED NATL MTG ASSN POOL #BU0992	3.000%	11/1/2051	1,058	905
	FED NATL MTG ASSN POOL #BU0993	3.000%	11/1/2051	1,018	883
	FED NATL MTG ASSN POOL #CB1878	3.000%	10/1/2051	663	568
	FED NATL MTG ASSN POOL #FM1000	3.000%	4/1/2047	76	66
	FED NATL MTG ASSN POOL #FM1218	3.500%	7/1/2034	88	84
	FED NATL MTG ASSN POOL #FM2096	3.500%	11/1/2049	1,503	1,348
	FED NATL MTG ASSN POOL #FM5819	4.000%	2/1/2048	336	311
	FED NATL MTG ASSN POOL #FM7372	3.500%	4/1/2040	1,070	996
	FED NATL MTG ASSN POOL #FM8599	3.500%	1/1/2035	297	287
	FED NATL MTG ASSN POOL #FM9427	4.000%	7/1/2049	501	465
	FED NATL MTG ASSN POOL #FM9461	3.500%	11/1/2051	361	321
	FED NATL MTG ASSN POOL #FM9473	3.000%	8/1/2041	1,334	1,205
	FED NATL MTG ASSN POOL #FM9559	3.000%	1/1/2040	1,406	1,272
	FED NATL MTG ASSN POOL #FM9728	2.500%	11/1/2051	346	285
	FED NATL MTG ASSN POOL #MA2868	2.500%	12/1/2031	174	164
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FED NATL MTG ASSN POOL #MA3305	3.500%	3/1/2048	438	392
	FED NATL MTG ASSN POOL #MA4306	2.500%	3/1/2051	693	570
	FEDL NATL MTGE ASSN POOL #AM6760	3.689%	10/1/2029	603	576
	FEDL NATL MTGE ASSN POOL #AM6828	3.530%	10/1/2029	412	393
	FEDL NATL MTGE ASSN POOL #BF0537	3.000%	3/1/2061	969	808
	FEDL NATL MTGE ASSN POOL #BF0655	3.500%	6/1/2062	1,100	956
	FEDL NATL MTGE ASSN POOL #BF0669	4.000%	6/1/2052	848	787
	FEDL NATL MTGE ASSN POOL #BK7697	4.500%	10/1/2048	261	250
	FEDL NATL MTGE ASSN POOL #BL2313	3.360%	5/1/2034	452	402
	FEDL NATL MTGE ASSN POOL #BM5172	4.500%	8/1/2047	666	639
	FEDL NATL MTGE ASSN POOL #BM6492	1.507%	11/1/2032	1,402	1,112
	FEDL NATL MTGE ASSN POOL #BM6531	4.000%	6/1/2057	1,062	968
	FEDL NATL MTGE ASSN POOL #BM6734	4.000%	8/1/2059	812	747
	FEDL NATL MTGE ASSN POOL #BM7037	1.755%	3/1/2032	898	738
	FEDL NATL MTGE ASSN POOL #BM7075	3.000%	3/1/2061	986	828
	FEDL NATL MTGE ASSN POOL #BS2933	1.820%	9/1/2033	1,130	885
	FEDL NATL MTGE ASSN POOL #BS3634	1.770%	11/1/2031	1,000	819
	FEDL NATL MTGE ASSN POOL #BS4030	1.960%	1/1/2032	1,200	1,006
	FEDL NATL MTGE ASSN POOL #BS4375	2.110%	1/1/2032	1,000	848
	FEDL NATL MTGE ASSN POOL #BS4525	1.940%	1/1/2032	1,000	825
	FEDL NATL MTGE ASSN POOL #BS4563	2.010%	1/1/2032	1,000	836
	FEDL NATL MTGE ASSN POOL #BS4650	2.020%	1/1/2032	1,500	1,259
	FEDL NATL MTGE ASSN POOL #BS4654	2.390%	3/1/2032	853	731
	FEDL NATL MTGE ASSN POOL #BS4793	2.440%	2/1/2034	1,123	930
	FEDL NATL MTGE ASSN POOL #BS6258	3.823%	8/1/2032	365	337
	FEDL NATL MTGE ASSN POOL #BS6339	3.800%	9/1/2032	673	625
	FEDL NATL MTGE ASSN POOL #BS6518	3.520%	9/1/2032	680	621
	FEDL NATL MTGE ASSN POOL #BS6742	3.585%	11/1/2029	1,306	1,241
	FEDL NATL MTGE ASSN POOL #BS7415	4.840%	1/1/2033	1,500	1,489
	FEDL NATL MTGE ASSN POOL #BS7576	4.860%	12/1/2027	482	484
	FEDL NATL MTGE ASSN POOL #BS7661	5.020%	12/1/2030	1,279	1,291
	FEDL NATL MTGE ASSN POOL #BS7966	5.010%	8/1/2033	976	976
	FEDL NATL MTGE ASSN POOL #BS7992	4.630%	9/1/2029	1,956	1,946
	FEDL NATL MTGE ASSN POOL #BS8252	4.360%	4/1/2030	874	859
	FEDL NATL MTGE ASSN POOL #BV5578	3.000%	5/1/2052	2,218	1,890
	FEDL NATL MTGE ASSN POOL #BW6304	5.000%	8/1/2052	230	223
	FEDL NATL MTGE ASSN POOL #BW6309	5.000%	8/1/2052	272	263
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FEDL NATL MTGE ASSN POOL #BW9918	5.000%	10/1/2052	254	246
	FEDL NATL MTGE ASSN POOL #BX0426	5.500%	11/1/2052	560	555
	FEDL NATL MTGE ASSN POOL #BY4714	5.000%	6/1/2053	1,445	1,396
	FEDL NATL MTGE ASSN POOL #BZ0217	5.220%	8/1/2035	1,488	1,502
	FEDL NATL MTGE ASSN POOL #BZ1818	4.420%	9/1/2031	1,000	975
	FEDL NATL MTGE ASSN POOL #BZ2413	4.575%	6/1/2034	500	485
	FEDL NATL MTGE ASSN POOL #CA5702	2.500%	5/1/2050	695	576
	FEDL NATL MTGE ASSN POOL #CA5969	2.500%	6/1/2050	238	197
	FEDL NATL MTGE ASSN POOL #CA6412	2.500%	7/1/2050	519	428
	FEDL NATL MTGE ASSN POOL #CA6635	2.500%	8/1/2050	322	267
	FEDL NATL MTGE ASSN POOL #CA6989	2.500%	9/1/2050	1,126	933
	FEDL NATL MTGE ASSN POOL #CA7743	2.500%	11/1/2050	1,317	1,075
	FEDL NATL MTGE ASSN POOL #CB1874	3.000%	10/1/2051	1,201	1,032
	FEDL NATL MTGE ASSN POOL #CB1908	2.500%	10/1/2051	797	656
	FEDL NATL MTGE ASSN POOL #CB2066	3.000%	11/1/2051	973	836
	FEDL NATL MTGE ASSN POOL #CB2097	3.000%	11/1/2051	1,951	1,665
	FEDL NATL MTGE ASSN POOL #CB2857	2.500%	2/1/2052	246	203
	FEDL NATL MTGE ASSN POOL #CB3175	3.500%	3/1/2052	955	850
	FEDL NATL MTGE ASSN POOL #CB3265	3.000%	4/1/2052	1,449	1,232
	FEDL NATL MTGE ASSN POOL #CB3378	4.000%	4/1/2052	903	827
	FEDL NATL MTGE ASSN POOL #CB3629	4.000%	5/1/2052	1,560	1,430
	FEDL NATL MTGE ASSN POOL #CB4352	5.000%	8/1/2052	376	367
	FEDL NATL MTGE ASSN POOL #CB5666	4.000%	2/1/2053	1,013	928
	FEDL NATL MTGE ASSN POOL #CB6899	5.000%	8/1/2053	266	261
	FEDL NATL MTGE ASSN POOL #CB7336	5.500%	10/1/2053	400	395
	FEDL NATL MTGE ASSN POOL #FM3041	5.500%	8/1/2049	141	141
	FEDL NATL MTGE ASSN POOL #FM7957	2.500%	7/1/2051	889	737
	FEDL NATL MTGE ASSN POOL #FM8216	4.000%	11/1/2048	249	231
	FEDL NATL MTGE ASSN POOL #FM8361	2.500%	8/1/2051	1,368	1,131
	FEDL NATL MTGE ASSN POOL #FM8603	4.000%	9/1/2049	151	140
	FEDL NATL MTGE ASSN POOL #FS0795	3.000%	1/1/2042	823	730
	FEDL NATL MTGE ASSN POOL #FS0882	2.500%	3/1/2052	1,211	1,001
	FEDL NATL MTGE ASSN POOL #FS1507	3.000%	2/1/2052	3,925	3,336
	FEDL NATL MTGE ASSN POOL #FS1590	2.500%	4/1/2052	296	244
	FEDL NATL MTGE ASSN POOL #FS1938	2.500%	2/1/2052	339	279
	FEDL NATL MTGE ASSN POOL #FS2707	3.500%	4/1/2052	1,397	1,244
	FEDL NATL MTGE ASSN POOL #FS3669	4.000%	3/1/2046	229	216
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FEDL NATL MTGE ASSN POOL #FS3907	4.500%	1/1/2053	354	338
	FEDL NATL MTGE ASSN POOL #FS4050	4.000%	3/1/2038	264	255
	FEDL NATL MTGE ASSN POOL #FS4069	4.000%	5/1/2035	272	266
	FEDL NATL MTGE ASSN POOL #FS4223	4.500%	5/1/2047	252	244
	FEDL NATL MTGE ASSN POOL #FS5384	2.500%	6/1/2051	1,350	1,117
	FEDL NATL MTGE ASSN POOL #FS5625	5.000%	8/1/2053	354	346
	FEDL NATL MTGE ASSN POOL #FS5829	5.500%	9/1/2053	224	225
	FEDL NATL MTGE ASSN POOL #FS5986	2.500%	2/1/2052	1,263	1,047
	FEDL NATL MTGE ASSN POOL #FS6323	3.500%	5/1/2052	1,373	1,224
	FEDL NATL MTGE ASSN POOL #FS6514	2.500%	9/1/2051	908	754
	FEDL NATL MTGE ASSN POOL #FS6854	1.500%	4/1/2052	2,108	1,559
	FEDL NATL MTGE ASSN POOL #FS6890	1.500%	4/1/2052	5,566	4,125
	FEDL NATL MTGE ASSN POOL #FS7594	2.500%	9/1/2052	1,580	1,299
	FEDL NATL MTGE ASSN POOL #FS7749	3.000%	2/1/2052	1,234	1,063
	FEDL NATL MTGE ASSN POOL #FS7980	4.500%	12/1/2050	423	403
	FEDL NATL MTGE ASSN POOL #MA4623	2.500%	5/1/2052	2,859	2,334
	FEDL NATL MTGE ASSN POOL #MA4782	3.500%	10/1/2052	2,413	2,137
	FEDL NATL MTGE ASSN POOL #MA4783	4.000%	10/1/2052	1,800	1,649
	GOVT NATL MTG ASSN II POOL #784044	4.990%	11/20/2037	689	672
	GOVT NATL MTG ASSN II POOL #784045	4.500%	7/20/2045	361	346
	GOVT NATL MTG ASSN II POOL #784602	4.000%	5/20/2038	657	630
	GOVT NATL MTG ASSN II POOL #BA7567	4.500%	5/20/2048	156	147
	GOVT NATL MTG ASSN II POOL #BI0416	4.500%	11/20/2048	216	206
	GOVT NATL MTG ASSN II POOL #BJ1318	5.000%	5/20/2049	420	418
	GOVT NATL MTG ASSN II POOL #BK7169	5.000%	12/20/2048	153	151
	GOVT NATL MTG ASSN II POOL #BL7729	5.000%	5/20/2049	365	363
	GOVT NATL MTG ASSN II POOL #BM9692	4.500%	7/20/2049	344	327
	GOVT NATL MTG ASSN II POOL #CA0265	2.986%	12/20/2070	1,162	1,021
	GOVT NATL MTG ASSN II POOL #MA7534	2.500%	8/20/2051	3,186	2,662
	GOVT NATL MTG ASSN II POOL #MA7589	2.500%	9/20/2051	769	643
	GOVT NATL MTG ASSN II POOL #MA7649	2.500%	10/20/2051	819	684
	RFCSP STRIP PRINCIPAL ZERO CPN		1/15/2030	500	396
	TENN VAL AUTH CPN STRIP ZERO CPN		3/15/2032	300	210
	TENN VALLEY AUTH	4.250%	9/15/2065	124	101
	TENN VALLEY AUTH	4.625%	9/15/2060	70	63
	TVA PRIN STRIP ZERO CPN		6/15/2035	500	293
	UNITED STATES TREASURY BONDS	2.250%	2/15/2052	20,270	12,289
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	UNITED STATES TREASURY BONDS	3.000%	8/15/2052	1,240	890
	UNITED STATES TREASURY BONDS	3.375%	8/15/2042	1,852	1,529
	UNITED STATES TREASURY BONDS	3.625%	5/15/2053	571	464
	UNITED STATES TREASURY BONDS	3.875%	5/15/2043	1,363	1,200
	UNITED STATES TREASURY BONDS	4.125%	8/15/2053	84	75
	UNITED STATES TREASURY BONDS	4.125%	11/30/2029	852	842
	UNITED STATES TREASURY BONDS	4.250%	2/15/2054	988	901
	UNITED STATES TREASURY BONDS	4.250%	8/15/2054	697	637
	UNITED STATES TREASURY BONDS	4.375%	8/15/2043	2,849	2,681
	UNITED STATES TREASURY BONDS	4.500%	2/15/2044	1,071	1,022
	UNITED STATES TREASURY BONDS	4.625%	5/15/2044	389	377
	UNITED STATES TREASURY NOTES	2.750%	5/31/2029	1,195	1,117
	UNITED STATES TREASURY NOTES	3.500%	2/15/2033	11,060	10,289
	UNITED STATES TREASURY NOTES	3.875%	8/15/2033	119	113
	UNITED STATES TREASURY NOTES	3.875%	8/15/2034	7,684	7,265
	UNITED STATES TREASURY NOTES	4.000%	2/15/2034	4,236	4,055
	UNITED STATES TREASURY NOTES	4.000%	7/31/2029	2,882	2,836
	UNITED STATES TREASURY NOTES	4.125%	11/15/2032	1,500	1,463
	UNITED STATES TREASURY NOTES	4.500%	11/15/2033	2,520	2,509
	UNITED STATES TREASURY NOTES	4.625%	4/30/2029	2,408	2,431
	US TREAS SEC STRIPPED		5/15/2033	900	606
	US TREAS SEC STRIPPED		11/15/2032	1,000	691
	US TREAS SEC STRIPPED ZERO CPN		11/15/2033	900	591
	US TREASURY BOND	1.125%	5/15/2040	200	120
	US TREASURY BOND	1.250%	5/15/2050	1,962	930
	US TREASURY BOND	1.625%	11/15/2050	390	203
	US TREASURY BOND	1.875%	2/15/2051	1,839	1,023
	US TREASURY BOND	1.875%	11/15/2051	3,285	1,812
	US TREASURY BOND	2.000%	2/15/2050	95	55
	US TREASURY BOND	2.000%	8/15/2051	1,779	1,016
	US TREASURY BOND	2.250%	8/15/2046	5,184	3,347
	US TREASURY BOND	2.250%	8/15/2049	1,130	700
	US TREASURY BOND	2.375%	2/15/2042	3,265	2,325
	US TREASURY BOND	2.375%	11/15/2049	185	118
	US TREASURY BOND	2.500%	2/15/2045	6,055	4,201
	US TREASURY BOND	2.500%	5/15/2046	2,640	1,798
	US TREASURY BOND	2.750%	8/15/2042	910	684
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	US TREASURY BOND	2.750%	11/15/2042	2,022	1,511
	US TREASURY BOND	3.000%	2/15/2047	74	55
	US TREASURY BOND	3.000%	2/15/2048	80	59
	US TREASURY BOND	3.000%	5/15/2042	470	369
	US TREASURY BOND	3.000%	8/15/2048	4,770	3,484
	US TREASURY BOND	3.000%	11/15/2044	119	90
	US TREASURY BOND	3.125%	2/15/2043	1,840	1,453
	US TREASURY BOND	3.125%	11/15/2041	1,500	1,207
	US TREASURY BOND	3.375%	5/15/2044	3,779	3,063
	US TREASURY BOND	3.500%	2/15/2039	8,520	7,468
	US TREASURY BOND	3.625%	2/15/2044	1,000	844
	US TREASURY BOND	3.625%	8/15/2043	2,935	2,486
	US TREASURY BOND	3.750%	8/15/2041	4,320	3,800
	US TREASURY BOND	3.750%	11/15/2043	470	405
	US TREASURY BOND	4.375%	2/15/2038	445	433
	US TREASURY BOND	4.375%	5/15/2041	1,160	1,105
	US TREASURY BOND ZERO CPN		2/15/2041	139	62
	US TREASURY BOND ZERO CPN		11/15/2040	220	99
	US TREASURY BOND/NOTE STRIPPED ZERO		5/15/2032	300	213
	US TREASURY INFLATION INDEX BOND	0.125%	1/15/2030	482	438
	US TREASURY NOTE	0.625%	8/15/2030	650	528
	US TREASURY NOTE	0.875%	11/15/2030	990	810
	US TREASURY NOTE	1.125%	2/15/2031	7,520	6,206
	US TREASURY NOTE	1.250%	3/31/2028	3,530	3,206
	US TREASURY NOTE	1.250%	6/30/2028	17,523	15,788
	US TREASURY NOTE	1.250%	8/15/2031	810	661
	US TREASURY NOTE	1.375%	11/15/2031	1,397	1,141
	US TREASURY NOTE	1.500%	2/15/2030	5,450	4,732
	US TREASURY NOTE	1.625%	5/15/2031	3,150	2,657
	US TREASURY NOTE	1.875%	2/15/2032	9,395	7,902
	US TREASURY NOTE	2.375%	5/15/2029	12,200	11,246
	US TREASURY SEC STRIPPED		2/15/2031	475	358
	Total U.S. Government and Agency Obligations				$311,175
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	Common/Collective Trusts
	ALLSPRING DISCOVERY SMID CAP GROWTH			9,437	143,578
*	AMEX R/VANGUARD FIDUCIARY EXT MKT			2,626	439,375
*	AMEX R/VANGUARD FIDUCIARY INTL STK			1,068	142,724
*	AMEX R/VANGUARD FIDUCIARY TOT BD			892	96,434
*	BLACKROCK INSTL TR CO N A INVT FDS			3,647	107,133
*	BLACKROCK INSTL TR CO N A INVT FDS			4,149	48,955
	CAPITAL GROUP EUROPACIFIC GROWTH			33,305	431,629
*	COLUMBIA TRUST GOV MONEY MKT FUND			29,425	29,425
*	FIAM GROUP TR FOR EMPLOYEE BENEFIT			5,524	131,302
*	FIDELITY BLUE CHIP GROWTH COMMINGLED			12,792	639,598
	LOOMIS SAYLES CORE PLUS FULL			5,245	130,916
*	MORGAN STANLEY INV MGMT			8,310	371,239
	NEUBERGER BERMAN TR CO N A COLLECTIV			6,312	86,037
*	VANGUARD EMPLOYEE BENEFIT INDEX #528			1,761	1,344,724
	Total Common/Collective Trusts				$4,143,069

	Mutual Funds
	DFA EMERGING MARKETS VALUE FUND			2,467	73,803
*	VANGUARD SMALL CAP VIPER			10	2,471
	Total Mutual Funds				$76,274

	Self-Directed Brokerage Accounts
	CASH EQUIVALENTS				45,055
*	COMMON STOCK				9,690
	MUTUAL FUNDS				160,325
	UNIT INVESTMENT TRUSTS				44
	Total Self-Directed Brokerage Accounts				$215,114

	Other Investments
	Asset-Backed Securities
	20 TSQ GROUNDCO LLC	3.100%	5/15/2035	1,400	1,160
	AMERICAN CREDIT ACCEPTANCE REC	5.590%	4/12/2029	1,170	1,173
	AMERICAN CREDIT ACCEPTANCE REC	6.990%	9/12/2030	895	915
	AMERICAN HOMES 4 RENT	3.467%	4/17/2052	325	323
	AMERICAN HOMES 4 RENT	4.407%	4/17/2052	720	717
	AMERICAN HOMES 4 RENT	5.639%	4/17/2052	150	150
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	AMERICAN HOMES 4 RENT	6.070%	10/17/2045	142	142
	AMERICAN TOWER TRUST	5.490%	3/15/2028	218	220
	AMERICREDIT AUTOMOBILE RECEIVA	5.380%	6/18/2029	1,170	1,184
	AMERICREDIT AUTOMOBILE RECEIVA	6.000%	7/18/2029	660	679
	AMERICREDIT AUTOMOBILE RECEIVA	5.320%	4/18/2028	285	287
	AMSR TRUST	1.355%	11/17/2037	215	210
	AMSR TRUST	1.527%	8/17/2026	1,390	1,323
	AMSR TRUST	1.806%	9/17/2037	1,845	1,807
	AMSR TRUST	1.953%	6/17/2038	395	359
	AMSR TRUST	3.950%	6/17/2040	1,000	960
	AMSR TRUST	4.150%	11/17/2041	1,360	1,297
	AMSR TRUST	4.290%	7/17/2041	376	363
	AMSR TRUST	2.153%	6/17/2038	545	490
	AMUR EQUIP FIN RECEIVABLES	6.090%	12/20/2029	790	801
	APIDOS CLO LTD	5.740%	7/25/2037	259	260
	AXIS EQUIPMENT FINANCE RECEIVA	1.640%	10/20/2027	94	93
	BANK CMO	3.254%	7/15/2060	245	236
	BANK5 CMO	6.656%	6/15/2028	365	382
	BENCHMARK MORTGAGE TRUST	5.812%	5/17/2055	360	367
	BRIDGECREST LENDING AUTO SECUR	5.700%	7/16/2029	1,251	1,264
	BRIDGECREST LENDING AUTO SECUR	6.070%	2/15/2030	1,490	1,517
	BX TRUST	5.748%	2/15/2039	458	460
	BX TRUST	5.798%	7/15/2029	342	343
	BX TRUST	6.068%	12/9/2040	280	281
	BXP TRUST	3.379%	6/13/2039	1,000	954
	CARMAX AUTO OWNER TRUST	4.750%	10/15/2027	580	581
	CARMAX AUTO OWNER TRUST	5.720%	11/16/2026	221	221
	CASCADE MH ASSET TRUST	1.753%	2/25/2046	708	630
	CF HIPPOLYTA ISSUER LLC	1.530%	3/15/2061	1,002	950
	CIFC FUNDING LTD	5.893%	1/20/2037	468	470
	COLONY AMERICAN FINANCE LTD	1.358%	8/15/2053	63	60
	COMM MORTGAGE TRUST	3.759%	8/10/2048	313	310
	COMM MORTGAGE TRUST	3.902%	7/10/2050	684	681
	COREVEST AMERICAN FINANCE LTD	4.744%	6/15/2055	879	878
	CPS AUTO TRUST	4.880%	4/15/2030	70	70
	CREDIT ACCEPT AUTO LOAN TRUST	5.680%	3/15/2034	910	922
	CREDIT ACCEPTANCE AUTO LOAN TR	6.700%	10/16/2034	1,200	1,228
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	CREDIT ACCEPTANCE AUTO LOAN TR	7.020%	5/16/2033	1,000	1,024
	CREDIT ACCEPTANCE AUTO LOAN TRUST	5.700%	10/15/2032	990	993
	CREDIT ACCEPTANCE AUTO LOAN TRUST	6.390%	8/15/2033	820	834
	CREDIT SUISSE MORTGAGE TRUST	4.072%	9/27/2060	925	922
	DB MASTER FINANCE LLC	2.045%	11/20/2051	219	208
	DB MASTER FINANCE LLC	2.493%	11/20/2051	507	458
	DBWF 2015-LCM MTG TR	1.000%	6/10/2034	64	62
	DIAMOND RESORTS OWNER TRUST	1.510%	11/21/2033	70	69
	DOMINOS PIZZA MASTER ISSUER LL	2.662%	4/25/2051	204	186
	DRIVE AUTO RECEIVABLES TRUST	4.670%	5/17/2032	235	233
	DT AUTO OWNER TRUST	6.070%	3/15/2028	800	807
	EXETER AUTOMOBILE RECEIVABLES	5.300%	9/15/2027	387	388
	EXETER AUTOMOBILE RECEIVABLES	5.410%	5/15/2030	480	484
	EXETER AUTOMOBILE RECEIVABLES	5.610%	9/15/2027	343	344
	EXETER AUTOMOBILE RECEIVABLES	5.750%	7/17/2028	323	325
	EXETER AUTOMOBILE RECEIVABLES	5.970%	3/15/2027	123	123
	EXETER AUTOMOBILE RECEIVABLES	6.110%	9/15/2027	190	190
	EXETER AUTOMOBILE RECEIVABLES	6.580%	4/17/2028	865	876
	FANNIEMAE-ACES	1.200%	8/25/2028	212	197
	FANNIEMAE-ACES	2.980%	8/25/2029	692	642
	FANNIEMAE-ACES	VR	12/25/2026	123	118
	FANNIEMAE-ACES	VR	6/25/2027	489	472
	FANNIEMAE-ACES	VR	9/25/2028	576	554
	FED HOME LN MTG CORP	3.350%	9/25/2028	307	303
	FED HOME LN MTG CORP	3.500%	3/15/2035	1,517	1,444
	FED HOME LN MTG CORP	3.500%	6/15/2026	36	36
	FED HOME LN MTG CORP	7.000%	5/15/2037	537	566
	FED HOME LN MTG CORP	7.000%	12/15/2036	42	44
	FED HOME LN MTG CORP	VR	2/15/2043	108	105
	FED HOME LN MTG CORP	VR	9/15/2036	17	17
	FED NATL MTG ASSN	2.500%	8/25/2042	153	134
	FED NATL MTG ASSN	3.000%	1/25/2046	188	171
	FED NATL MTG ASSN	3.500%	5/25/2049	849	757
	FED NATL MTG ASSN	3.500%	11/25/2057	691	652
	FED NATL MTG ASSN	4.500%	12/25/2040	706	694
	FED NATL MTG ASSN	5.500%	6/25/2035	103	105
	FED NATL MTG ASSN	6.000%	3/25/2036	33	34
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FED NATL MTG ASSN	VR	4/25/2044	30	30
	FED NATL MTG ASSN	VR	9/25/2041	23	23
	FEDERAL HOME LOAN MORTGAGE CORP	3.710%	9/25/2032	1,000	923
	FEDERAL HOME LOAN MORTGAGE CORP	4.940%	11/25/2030	730	732
	FEDERAL HOME LOAN MORTGAGE CORP	3.500%	11/25/2049	790	625
	FEDERAL HOME LOAN MORTGAGE CORP	2.500%	2/25/2052	1,033	924
	FEDERAL HOME LOAN MORTGAGE CORP	2.500%	11/25/2038	603	512
	FEDERAL HOME LOAN MORTGAGE CORP	4.614%	2/25/2033	2,000	1,963
	FEDERAL NATIONAL MORTGAGE ASSN	3.751%	5/25/2032	804	775
	FEDERAL NATIONAL MORTGAGE ASSN	2.250%	6/25/2045	620	504
	FEDERAL NATIONAL MORTGAGE ASSN	4.500%	7/25/2052	761	661
	FEDERAL NATIONAL MORTGAGE ASSN	2.083%	4/25/2032	1,018	845
	FEDERAL NATIONAL MORTGAGE ASSN	1.707%	11/25/2031	1,051	857
	FHLMC MULTIFAMILY STRUCTURED P	2.982%	11/25/2025	68	67
	FHLMC MULTIFAMILY STRUCTURED P	3.364%	12/25/2027	680	654
	FIRST INVESTORS AUTO OWNER TRU	1.170%	3/15/2027	154	154
	FIRSTKEY HOMES 2020-SFR1 TRUST	1.266%	10/19/2037	1,007	981
	FIRSTKEY HOMES 2020-SFR1 TRUST	1.339%	9/17/2025	570	559
	FIRSTKEY HOMES 2020-SFR1 TRUST	1.538%	8/19/2038	1,532	1,458
	FIRSTKEY HOMES 2020-SFR1 TRUST	1.567%	10/19/2037	1,185	1,153
	FIRSTKEY HOMES 2020-SFR1 TRUST	1.607%	9/17/2026	1,370	1,294
	FIRSTKEY HOMES 2020-SFR1 TRUST	1.941%	9/17/2025	231	226
	FLAGSHIP CREDIT AUTO TRUST	1.670%	10/15/2026	7	7
	FLATIRON CLO LTD		1/15/2038	268	268
	FORD CREDIT AUTO OWNER TRUST	5.070%	1/15/2029	1,110	1,115
	FORD CREDIT AUTO OWNER TRUST/F	1.530%	5/15/2034	750	708
	FOUNDATION FINANCE TRUST	6.530%	6/15/2049	604	622
	FREDDIE MAC - SCRT	2.500%	8/25/2059	1,442	1,312
	FREDDIE MAC - SCRT	3.000%	5/25/2060	948	838
	FREDDIE MAC - SCRT	3.000%	11/25/2057	418	350
	FREDDIE MAC - SCRT	3.500%	5/25/2057	919	848
	FREDDIE MAC - SCRT	3.500%	7/25/2058	575	519
	FREDDIE MAC - SCRT	3.500%	11/25/2057	806	767
	FREDDIE MAC - SCRT	4.000%	3/25/2059	860	788
	FREDDIE MAC - SCRT	4.000%	11/25/2057	1,275	1,183
	FREDDIE MAC - SCRT	4.500%	6/25/2057	890	848
	FREDDIE MAC SCRT	3.500%	5/25/2064	1,402	1,209
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FREDDIE MAC SCRT	3.000%	10/25/2062	1,174	964
	FREMF MORTGAGE TRUST	VR	1/25/2048	1,200	1,196
	FREMF MORTGAGE TRUST	VR	11/25/2049	180	175
	FREMF MORTGAGE TRUST	VR	4/25/2051	1,600	1,501
	FREMF MORTGAGE TRUST	VR	12/25/2050	1,000	948
	FRTKL	2.172%	9/17/2038	1,005	944
	GLS AUTO RECEIVABLES TRUST	1.110%	9/15/2026	39	39
	GOODGREEN TRUST	3.260%	10/15/2053	233	208
	GOODGREEN TRUST	3.740%	10/15/2052	71	64
	GOODGREEN TRUST	VR	10/15/2053	231	208
	GOVERNMENT NATIONAL MORTGAGE ASSN	2.000%	6/20/2051	771	643
	GOVERNMENT NATIONAL MORTGAGE ASSN	1.000%	8/20/2050	541	404
	GOVT NATL MTG ASSN	5.218%	5/20/2066	10	10
	GOVT NATL MTG ASSN	5.238%	11/20/2065	564	562
	GOVT NATL MTG ASSN	3.500%	3/20/2049	184	140
	GOVT NATL MTG ASSN	3.500%	8/20/2047	549	487
	GOVT NATL MTG ASSN	4.500%	10/16/2039	637	635
	GOVT NATL MTG ASSN	5.000%	8/20/2039	111	112
	GOVT NATL MTG ASSN	5.000%	10/20/2039	314	310
	GOVT NATL MTG ASSN	VR	10/20/2043	334	331
	GOVT NATL MTG ASSN	VR	6/20/2065	586	585
	GOVT NATL MTG ASSN	VR	7/20/2065	331	331
	GOVT NATL MTG ASSN	VR	6/20/2067	205	205
	GOVT NATL MTG ASSN	VR	9/20/2065	456	456
	GOVT NATL MTG ASSN	VR	10/20/2065	334	333
	GOVT NATL MTG ASSN	VR	3/20/2067	249	249
	GOVT NATL MTG ASSN	VR	5/20/2040	359	364
	GOVT NATL MTG ASSN	VR	10/20/2040	270	274
	GOVT NATL MTG ASSN	VR	12/20/2065	184	184
	GOVT NATL MTG ASSN	VR	8/20/2066	188	188
	GOVT NATL MTG ASSN	VR	1/20/2038	231	234
	GOVT NATL MTG ASSN	VR	12/20/2066	85	85
	GOVT NATL MTG ASSN	VR	2/20/2061	203	203
	HERO FUNDING TRUST	3.080%	9/20/2042	145	129
	HERO FUNDING TRUST	3.950%	9/20/2048	200	177
	HERO FUNDING TRUST	4.460%	9/20/2047	187	169
	HERO FUNDING TRUST	4.670%	9/20/2048	336	308
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	HERO FUNDING TRUST	4.070%	9/20/2048	36	32
	HERTZ VEHICLE FINANCING LLC	1.990%	6/25/2026	545	541
	HILTON GRAND VACATIONS TRUST	5.650%	3/25/2038	806	810
	INDEPENDENCE PLAZA TRUST	3.763%	7/10/2035	1,200	1,173
	INNOVATION HOMES TRUST	4.000%	9/17/2029	320	299
*	JP MORGAN MORTGAGE TRUST	VR	10/25/2051	386	310
	LENDMARK FUNDING TRUST	5.120%	7/20/2032	610	611
	MARINER FINANCE ISSUANCE TRUST	5.130%	9/22/2036	1,164	1,164
	MARINER FINANCE ISSUANCE TRUST	1.860%	3/20/2036	1,655	1,576
*	MORGAN STANLEY BAML TRUST	3.531%	11/15/2048	413	408
*	MORGAN STANLEY CAPITAL I TRUST	2.782%	8/15/2049	373	359
	MRCD MORTGAGE TRUST	2.718%	12/15/2036	1,846	1,361
	NRZ EXCESS SPREAD COLLATERALIZ	3.844%	12/25/2025	296	291
	ONEMAIN DIRECT AUTO RECEIVABLES	3.950%	11/14/2028	1,500	1,481
	PAGAYA AI TECHNOLOGY IN HOUSIN	3.600%	9/25/2028	1,000	933
	PALMER SQUARE CLO LTD	5.663%	7/20/2037	258	259
	PALMER SQUARE LOAN FUNDING LTD	5.572%	10/15/2030	125	125
	PFS FINANCING CORP.	2.470%	2/16/2027	478	477
	PLANET FITNESS MASTER ISSUER	5.765%	6/5/2054	174	174
	PROGRESS RESIDENTIAL	3.350%	2/17/2041	1,015	945
	PROGRESS RESIDENTIAL TRUST	3.500%	6/17/2041	1,610	1,463
	PROGRESS RESIDENTIAL TRUST	3.100%	7/9/2029	2,183	2,002
	PROGRESS RESIDENTIAL TRUST	3.000%	8/9/2029	1,563	1,423
	PROGRESS RESIDENTIAL TRUST	3.200%	4/17/2039	582	558
	PROGRESS RESIDENTIAL TRUST	4.896%	6/17/2039	1,000	989
	PROGRESS RESIDENTIAL TRUST	1.524%	7/17/2038	1,825	1,746
	PROGRESS RESIDENTIAL TRUST	1.692%	8/17/2040	421	379
	PROGRESS RESIDENTIAL TRUST	2.082%	9/17/2038	640	607
	PROGRESS RESIDENTIAL TRUST	2.197%	4/19/2038	775	750
	PROGRESS RESIDENTIAL TRUST	3.107%	2/17/2029	1,100	1,000
	RENEW 2017-1	1.671%	9/28/2052	96	87
	RENEW FINANCIAL	3.220%	9/22/2053	85	75
	SABEY DATA CENTER ISSUER LLC	1.881%	6/20/2046	453	430
	SANTANDER CONSUMER AUTO RECEIV	1.030%	11/16/2026	760	750
	SANTANDER DRIVE AUTO	6.160%	12/17/2029	1,010	1,033
	SANTANDER DRIVE AUTO RECEIVABL	5.640%	8/15/2030	965	978
	SANTANDER DRIVE AUTO RECEIVABLES	5.610%	10/15/2027	762	764
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	SBA TOWER TRUST	6.599%	1/15/2028	210	215
	SCF EQUIPMENT TRUST LLC	6.500%	10/21/2030	1,002	1,008
	SEQUOIA MORTGAGE TRUST	6.000%	7/27/2054	218	219
	SEQUOIA MORTGAGE TRUST	5.000%	1/25/2053	177	173
	SFS AUTO RECEIVABLES	4.950%	5/21/2029	405	407
	SIERRA RECEIVABLES FUNDING CO	5.140%	6/20/2041	922	921
	SIERRA RECEIVABLES FUNDING CO	4.730%	6/20/2040	229	228
	SIERRA RECEIVABLES FUNDING CO	1.340%	11/20/2037	67	65
	SIERRA RECEIVABLES FUNDING CO	2.320%	7/20/2037	139	137
	SMALL BUSINESS ADMINISTRATION	5.035%	3/1/2034	409	406
	SMALL BUSINESS ADMINISTRATION	5.168%	3/1/2033	339	342
	SMALL BUSINESS ADMINISTRATION	5.050%	1/1/2049	396	395
	SMALL BUSINESS ADMINISTRATION	4.480%	4/1/2048	310	297
	SMALL BUSINESS ADMINISTRATION	4.620%	5/1/2048	327	312
	SMALL BUSINESS ADMINISTRATION	4.010%	6/1/2047	126	117
	SMALL BUSINESS ADMINISTRATION	5.040%	6/1/2049	436	427
	SMALL BUSINESS ADMINISTRATION	1.750%	11/1/2046	625	503
	SMALL BUSINESS ADMINISTRATION	1.840%	1/1/2042	353	297
	SOCIAL PROFESSIONAL LOAN PROGR	2.540%	5/15/2046	157	149
	SUBWAY FUNDING LLC	6.028%	7/30/2054	175	177
	SUBWAY FUNDING LLC	5.566%	7/30/2054	294	286
	SYNCHRONY CARD ISSUANCE TRUST	5.540%	7/15/2029	733	743
	TACO BELL FUNDING, LLC	2.294%	8/25/2051	379	336
	TESLA AUTO LEASE TRUST	5.940%	7/20/2027	840	846
	TESLA AUTO LEASE TRUST	5.890%	6/22/2026	347	348
	TOYOTA AUTO LOAN EXTENDED	4.930%	6/25/2036	882	890
	TOYOTA AUTO RECEIVABLES	4.880%	3/15/2029	875	881
	TRICON AMERICAN HOMES	1.499%	7/17/2038	238	228
	TRICON RESIDENTIAL	4.750%	4/17/2039	145	141
	TRICON RESIDENTIAL	4.750%	6/17/2040	169	167
	TRICON RESIDENTIAL	4.849%	7/17/2040	361	357
	TRICON RESIDENTIAL	1.943%	7/17/2038	373	357
	UNITED AIRLNS PASS THRU	5.450%	2/15/2037	483	484
	VANTAGE DATA CENTERS LLC	1.992%	9/15/2045	290	265
	VENDEE MORTGAGE TRUST	0.417%	5/15/2033	158	156
	VERDANT RECEIVABLES LLC	5.680%	12/12/2031	840	850
	VERICREST OPPORTUNITY LOAN TRA	VR	5/25/2051	889	888
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	VERICREST OPPORTUNITY LOAN TRA	VR	3/27/2051	218	218
	VERICREST OPPORTUNITY LOAN TRA	VR	3/27/2051	194	194
	VERICREST OPPORTUNITY LOAN TRA	VR	4/25/2051	298	298
	VERICREST OPPORTUNITY LOAN TRA	VR	2/27/2051	96	96
	VERICREST OPPORTUNITY LOAN TRA	VR	3/27/2051	357	356
	VEROS AUTO RECEIVABLES TRUST	6.280%	11/15/2027	335	337
	WELLS FARGO COMMERCIAL MORTGAG	3.065%	11/15/2059	308	297
	WESTLAKE AUTOMOBILE RECEIVABLE	6.020%	9/15/2028	1,230	1,249
	WIND RIVER CLO LTD	5.705%	7/20/2033	387	387
	WORLD FINANCIAL NETWORK CREDIT	5.020%	3/15/2030	1,065	1,071
	WORLD FINANCIAL NETWORK CREDIT	5.470%	2/17/2031	1,190	1,210
	WORLD OMNI AUTO RECEIVABLES	5.850%	8/15/2029	595	611
	Total Asset-Backed Securities				$134,651

	Foreign Sovereign Debt
	REPUBLIC OF CHILE	2.550%	1/27/2032	200	167
	UNITED MEXICAN STATES	2.659%	5/24/2031	301	244
	UNITED MEXICAN STATES	3.750%	1/11/2028	392	372
	UNITED MEXICAN STATES	3.771%	5/24/2061	222	126
	UNITED MEXICAN STATES	4.350%	1/15/2047	35	25
	UNITED MEXICAN STATES	4.400%	2/12/2052	370	250
	Total Foreign Sovereign Debt				$1,184

	Municipal Bonds
	CONNECTICUT STATE	4.060%	6/15/2030	370	357
	MASSACHUSETTS STATE EDUCTNL FING	4.141%	7/1/2027	115	113
	MIAMI-DADE CNTY FLORIDA TRANSIT	5.534%	7/1/2032	250	252
	MICHIGAN STATE UNIV REVENUES	4.165%	8/15/2122	66	49
	OHIO UNIV GEN RECPTS ATHENS	5.590%	12/1/2114	195	177
	TEXAS NATURAL GAS SECURITIZATION	5.102%	4/1/2035	194	194
	TEXAS NATURAL GAS SECURITIZATION	5.169%	4/1/2041	190	187
	UNIV CALIFORNIA REGTS MED	4.563%	5/15/2053	220	190
	Total Municipal Bonds				$1,519
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	Private Placement Securities
	ABN AMRO BANK NV	VR	12/13/2029	300	270
	AIA GROUP LTD	3.200%	9/16/2040	200	149
	AIR CANADA 2013-1A PTC	4.125%	11/15/2026	461	459
	AIR CANADA 2015-1A PTT	3.600%	3/15/2027	568	552
	AIR CANADA 2017-1A PTT	3.550%	1/15/2030	177	163
	AIR CANADA 2017-1AA PTT	3.300%	1/15/2030	52	48
	AMERICAN TOWER TRUST I	3.652%	3/23/2028	230	219
	ASHTEAD CAPITAL INC	2.450%	8/12/2031	418	347
	ATHENE GLOBAL FUNDING	1.450%	1/8/2026	260	251
	ATHENE GLOBAL FUNDING	2.500%	1/14/2025	72	72
	AUST & NZ BANKING GROUP	2.570%	11/25/2035	210	178
	AVIATION CAPITAL GROUP	1.950%	1/30/2026	230	223
	AVOLON HOLDINGS FNDG LTD	2.528%	11/18/2027	1,242	1,152
	AVOLON HOLDINGS FNDG LTD	4.375%	5/1/2026	567	561
	AVOLON HOLDINGS FNDG LTD	5.500%	1/15/2026	430	431
	BAE SYSTEMS PLC	1.900%	2/15/2031	292	241
	BAE SYSTEMS PLC	3.400%	4/15/2030	350	323
	BANK OF IRELAND GROUP	VR	9/30/2027	227	216
	BLACKSTONE HOLDINGS FINA	3.500%	9/10/2049	200	139
	BPCE SA	VR	10/6/2026	250	243
	BPCE SA	VR	1/20/2032	275	224
	BRITISH AIR 18-1 A PTT	4.125%	9/20/2031	174	164
	BRITISH AIR 18-1 AA PTT	3.800%	9/20/2031	67	64
	BROADCOM INC	3.187%	11/15/2036	750	604
	BROOKLYN UNION GAS CO	4.273%	3/15/2048	100	77
	CLEVELAND ELECTRIC ILLUM	3.500%	4/1/2028	95	90
	COX COMMUNICATIONS INC	3.350%	9/15/2026	415	405
	CVS PASS-THROUGH TR 2014	4.163%	8/10/2036	192	173
	CVS PASS-THROUGH TRUST	4.704%	1/10/2036	239	222
	CVS PASS-THROUGH TRUST	5.773%	1/10/2033	211	210
	CVS PASS-THROUGH TRUST	5.926%	1/10/2034	342	340
	DUQUESNE LIGHT HOLDINGS	3.616%	8/1/2027	230	221
	FERGUSON FINANCE PLC	3.250%	6/2/2030	350	318
	FIDELITY & GUARANTY LIFE	5.500%	5/1/2025	73	73
	GAIF BOND ISSUER P/L	3.400%	9/30/2026	95	92
	GALAXY PIPELINE ASSETS	2.940%	9/30/2040	270	213
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	GLOBAL ATLANTIC FIN CO	4.400%	10/15/2029	158	150
	GOODMAN US FIN THREE	3.700%	3/15/2028	86	82
	GRAY OAK PIPELINE LLC	3.450%	10/15/2027	415	395
	GREAT-WEST LIFECO FIN 18	4.581%	5/17/2048	130	109
	GTP ACQUISITION PARTNERS	3.482%	6/16/2025	190	189
	JERSEY CENTRAL PWR & LT	4.300%	1/15/2026	50	50
	KEYSPAN GAS EAST CORP	2.742%	8/15/2026	200	193
	KKR GROUP FINAN CO VIII	3.500%	8/25/2050	200	138
	MACQUARIE BANK LTD	VR	3/3/2036	200	171
	MACQUARIE GROUP LTD	VR	1/12/2027	380	366
	MACQUARIE GROUP LTD	VR	1/14/2033	200	169
	MASS MUTUAL LIFE INS CO	3.375%	4/15/2050	210	140
	MET LIFE GLOB FUNDING I	3.000%	9/19/2027	180	172
	MID-ATLANTIC INTERSTATE	4.100%	5/15/2028	50	49
	NATIONWIDE BLDG SOCIETY	VR	2/16/2028	215	206
	NATIONWIDE BLDG SOCIETY	VR	3/8/2029	260	252
	NBN CO LTD	2.625%	5/5/2031	400	346
	NEW ENGLAND POWER CO	3.800%	12/5/2047	50	37
	NEW YORK LIFE GLOBAL FDG	3.000%	1/10/2028	81	77
	NEW YORK LIFE INSURANCE	4.450%	5/15/2069	90	69
	NGPL PIPECO LLC	3.250%	7/15/2031	240	207
	NRG ENERGY INC	2.450%	12/2/2027	225	209
	NRG ENERGY INC	4.450%	6/15/2029	155	148
	PENNSYLVANIA ELECTRIC CO	3.250%	3/15/2028	26	25
	PRUDENTIAL INSURANCE CO	8.300%	7/1/2025	300	305
	SAUDI INTERNATIONAL BOND	2.250%	2/2/2033	200	159
	SCHLUMBERGER HLDGS CORP	3.900%	5/17/2028	416	404
	SOCIETE GENERALE	VR	6/9/2032	440	367
	STANDARD CHARTERED PLC	VR	1/14/2027	200	193
	STELLANTIS FIN US INC	2.691%	9/15/2031	209	171
	SWISS RE FINANCE LUX	VR	4/2/2049	200	198
	TEACHERS INSUR & ANNUITY	4.270%	5/15/2047	70	56
	TEACHERS INSUR & ANNUITY	4.900%	9/15/2044	40	36
	TEXAS EASTERN TRANSMISSI	3.500%	1/15/2028	33	32
	UBS GROUP AG	1.305%	2/2/2027	250	240
	UBS GROUP AG	3.869%	1/12/2029	250	241
	UBS GROUP FUNDING	4.125%	4/15/2026	400	396
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	UNICREDIT SPA	2.569%	9/22/2026	350	343
	VITERRA FINANCE BV	3.200%	4/21/2031	300	262
	Total Private Placement Securities				$17,079

	Total Other Investments				$154,433

	Total Investments, at Fair Value				$8,137,170

	Fully Benefit Responsive Investment Contracts
	U.S. Government and Agency Obligations
	FEDERAL HOME LOAN BANKS	0.500%	4/14/2025	10,000	9,891
	FEDERAL HOME LOAN MORTGAG	0.375%	7/21/2025	12,825	12,551
	FGOLD 15YR	3.500%	10/1/2025	1	1
	FGOLD 15YR	3.500%	11/1/2025	2	2
	FGOLD 15YR	3.500%	9/1/2025	6	6
	FGOLD 15YR	4.000%	7/1/2025	12	11
	FGOLD 15YR	4.000%	8/1/2025	7	7
	FGOLD 15YR	3.000%	1/1/2027	202	199
	FGOLD 15YR	3.000%	1/1/2032	215	206
	FGOLD 15YR	3.000%	1/1/2033	176	168
	FGOLD 15YR	3.000%	11/1/2025	18	17
	FGOLD 15YR	3.000%	11/1/2026	29	29
	FGOLD 15YR	3.000%	3/1/2027	182	179
	FGOLD 15YR	3.000%	3/1/2033	295	281
	FGOLD 15YR	3.000%	8/1/2026	3	3
	FGOLD 15YR	3.500%	10/1/2025	51	51
	FGOLD 15YR	3.500%	11/1/2025	4	4
	FGOLD 15YR	3.500%	12/1/2025	44	44
	FGOLD 15YR	3.500%	2/1/2026	3	3
	FGOLD 15YR	3.500%	3/1/2026	8	8
	FGOLD 15YR	3.500%	4/1/2026	5	5
	FGOLD 15YR	3.500%	5/1/2026	3	3
	FGOLD 15YR	3.500%	5/1/2032	487	473
	FGOLD 15YR	3.500%	6/1/2026	43	43
	FGOLD 15YR	3.500%	7/1/2026	56	56
	FGOLD 15YR	3.500%	8/1/2026	47	47
	FGOLD 15YR	3.500%	9/1/2026	7	7
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FGOLD 15YR	4.000%	3/1/2026	4	4
	FGOLD 15YR	4.000%	5/1/2026	27	27
	FGOLD 15YR	4.000%	6/1/2025	1	1
	FGOLD 15YR	4.000%	6/1/2026	120	119
	FGOLD 15YR GIANT	3.000%	1/1/2027	53	53
	FGOLD 15YR GIANT	3.000%	3/1/2031	294	282
	FGOLD 15YR GIANT	3.000%	3/1/2032	454	435
	FGOLD 15YR GIANT	3.000%	4/1/2033	12	12
	FGOLD 15YR GIANT	3.000%	6/1/2027	70	69
	FGOLD 15YR GIANT	3.000%	9/1/2030	163	157
	FGOLD 15YR GIANT	3.000%	9/1/2031	158	151
	FGOLD 15YR GIANT	3.500%	1/1/2027	59	58
	FGOLD 15YR GIANT	3.500%	10/1/2029	7	7
	FGOLD 15YR GIANT	3.500%	11/1/2025	7	7
	FGOLD 15YR GIANT	3.500%	11/1/2029	112	110
	FGOLD 15YR GIANT	3.500%	11/1/2033	120	116
	FGOLD 15YR GIANT	3.500%	12/1/2029	33	32
	FGOLD 15YR GIANT	3.500%	12/1/2033	104	100
	FGOLD 15YR GIANT	3.500%	3/1/2030	58	57
	FGOLD 15YR GIANT	3.500%	4/1/2026	9	9
	FGOLD 15YR GIANT	3.500%	4/1/2029	35	34
	FGOLD 15YR GIANT	3.500%	4/1/2030	153	149
	FGOLD 15YR GIANT	3.500%	6/1/2029	75	73
	FGOLD 15YR GIANT	3.500%	7/1/2026	13	13
	FGOLD 15YR GIANT	3.500%	7/1/2029	176	172
	FGOLD 15YR GIANT	3.500%	8/1/2026	12	12
	FGOLD 15YR GIANT	3.500%	8/1/2029	241	237
	FGOLD 15YR GIANT	3.500%	8/1/2032	547	533
	FGOLD 15YR GIANT	3.500%	9/1/2025	7	7
	FGOLD 15YR GIANT	3.500%	9/1/2026	5	5
	FGOLD 15YR GIANT	4.000%	10/1/2025	1	1
	FGOLD 15YR GIANT	4.000%	12/1/2025	3	3
	FGOLD 15YR GIANT	4.000%	12/1/2026	12	12
	FGOLD 15YR GIANT	4.000%	5/1/2026	7	7
	FGOLD 15YR GIANT	4.000%	7/1/2025	1	1
	FGOLD 15YR GIANT	4.000%	7/1/2026	5	5
	FH 5/1 CONS 12M SOFR NF A	6.468%	12/1/2036	47	48
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FHLB	2.125%	12/11/2026	2,150	2,063
	FHLB	2.375%	3/14/2025	10,150	10,107
	FHLMC	0.375%	9/23/2025	15,275	14,851
	FHLMC 15YR UMBS	2.000%	8/1/2035	6,514	5,799
	FHLMC 15YR UMBS	3.000%	12/1/2034	4,130	3,880
	FHLMC 15YR UMBS MIRROR	2.500%	11/1/2032	649	608
	FHLMC 15YR UMBS MIRROR	2.500%	5/1/2033	702	657
	FHLMC 15YR UMBS MIRROR	2.500%	7/1/2032	308	289
	FHLMC 15YR UMBS MIRROR	3.000%	4/1/2034	269	253
	FHLMC 15YR UMBS SUPER	2.000%	10/1/2035	5,805	5,168
	FHLMC 15YR UMBS SUPER	2.000%	5/1/2035	1,506	1,341
	FHLMC 15YR UMBS SUPER	2.000%	6/1/2035	1,247	1,111
	FHLMC 15YR UMBS SUPER	2.000%	9/1/2035	5,424	4,829
	FHLMC 15YR UMBS SUPER	2.500%	2/1/2035	2,738	2,511
	FHLMC 15YR UMBS SUPER	2.500%	8/1/2034	794	729
	FHLMC 15YR UMBS SUPER	3.000%	1/1/2034	170	161
	FHLMC 15YR UMBS SUPER	3.000%	9/1/2037	2,438	2,268
	FHLMC 15YR UMBS SUPER	3.500%	6/1/2037	2,085	1,972
	FHLMC 15YR UMBS SUPER	3.500%	7/1/2037	8,991	8,500
	FHLMC 15YR UMBS SUPER	3.500%	7/1/2038	7,137	6,749
	FHLMC 15YR UMBS SUPER	4.000%	8/1/2037	1,193	1,147
	FHLMC 15YR UMBS SUPER	4.500%	11/1/2037	690	676
	FHLMC 15YR UMBS SUPER	4.500%	9/1/2039	2,060	2,016
	FHLMC 15YR UMBS SUPER	5.000%	12/1/2037	4,923	4,900
	FHLMC 15YR UMBS SUPER	5.000%	7/1/2038	3,378	3,362
	FHLMC 15YR UMBS SUPER	5.500%	11/1/2038	3,541	3,565
	FHLMC 15YR UMBS SUPER	5.500%	8/1/2039	6,218	6,260
	FHLMC_K044	2.811%	1/25/2025	845	844
	FHLMC_K047	3.329%	5/25/2025	1,843	1,832
	FHLMC_K048	3.284%	6/25/2025	1,062	1,055
	FHLMC_K049	3.010%	7/25/2025	8,901	8,823
	FHLMC_K050	3.334%	8/25/2025	2,042	2,025
	FHLMC_K052	3.151%	11/25/2025	1,668	1,649
	FHLMC_K053	2.995%	12/25/2025	6,185	6,102
	FHLMC_K056	2.525%	5/25/2026	11,265	10,983
	FHLMC_K063	3.430%	1/25/2027	4,700	4,598
	FHLMC_K066	2.797%	12/25/2026	853	840
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FHLMC_K067	3.194%	7/25/2027	4,231	4,088
	FHLMC_K074	3.600%	1/25/2028	850	825
	FHLMC_K078	3.854%	6/25/2028	2,575	2,509
	FHLMC_K733	3.750%	8/25/2025	3,039	3,019
	FHLMC_K737	2.525%	10/25/2026	3,675	3,553
	FNMA	0.625%	4/22/2025	11,850	11,716
	FNMA	0.875%	8/5/2030	38,500	31,776
	FNMA 15YR	3.500%	1/1/2026	27	27
	FNMA 15YR	3.500%	10/1/2025	22	20
	FNMA 15YR	3.500%	11/1/2025	72	71
	FNMA 15YR	3.500%	12/1/2025	12	12
	FNMA 15YR	3.500%	12/1/2026	1	1
	FNMA 15YR	3.500%	2/1/2026	32	32
	FNMA 15YR	3.500%	3/1/2026	8	8
	FNMA 15YR	3.500%	7/1/2026	1	1
	FNMA 15YR	3.500%	8/1/2026	14	14
	FNMA 15YR	3.500%	9/1/2025	4	4
	FNMA 15YR	3.500%	9/1/2026	1	1
	FNMA 15YR	4.000%	2/1/2026	2	2
	FNMA 15YR	4.000%	4/1/2025	3	3
	FNMA 15YR	4.000%	5/1/2025	3	3
	FNMA 15YR	4.000%	6/1/2025	1	1
	FNMA 15YR	4.000%	9/1/2025	2	2
	FNMA 10/1 HYBRID ARM	6.569%	12/1/2033	1	2
	FNMA 10/1 HYBRID ARM	7.045%	10/1/2034	3	3
	FNMA 15YR	2.500%	2/1/2033	858	805
	FNMA 15YR	3.000%	1/1/2031	11	11
	FNMA 15YR	3.000%	1/1/2032	326	312
	FNMA 15YR	3.000%	1/1/2033	955	905
	FNMA 15YR	3.000%	1/1/2034	677	642
	FNMA 15YR	3.000%	10/1/2030	1,242	1,196
	FNMA 15YR	3.000%	10/1/2031	28	27
	FNMA 15YR	3.000%	10/1/2033	722	686
	FNMA 15YR	3.000%	11/1/2030	260	250
	FNMA 15YR	3.000%	11/1/2031	421	403
	FNMA 15YR	3.000%	11/1/2033	459	435
	FNMA 15YR	3.000%	2/1/2030	203	196
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FNMA 15YR	3.000%	2/1/2031	1,221	1,175
	FNMA 15YR	3.000%	2/1/2032	312	297
	FNMA 15YR	3.000%	2/1/2034	414	389
	FNMA 15YR	3.000%	3/1/2031	160	154
	FNMA 15YR	3.000%	3/1/2032	149	142
	FNMA 15YR	3.000%	3/1/2033	215	205
	FNMA 15YR	3.000%	4/1/2031	189	182
	FNMA 15YR	3.000%	4/1/2032	1,232	1,191
	FNMA 15YR	3.000%	5/1/2031	607	583
	FNMA 15YR	3.000%	6/1/2034	163	153
	FNMA 15YR	3.000%	7/1/2027	29	29
	FNMA 15YR	3.000%	7/1/2030	80	77
	FNMA 15YR	3.000%	7/1/2032	593	565
	FNMA 15YR	3.000%	8/1/2031	237	228
	FNMA 15YR	3.000%	9/1/2029	276	268
	FNMA 15YR	3.000%	9/1/2031	340	326
	FNMA 15YR	3.000%	9/1/2032	446	425
	FNMA 15YR	3.000%	9/1/2033	325	308
	FNMA 15YR	3.500%	1/1/2026	18	17
	FNMA 15YR	3.500%	1/1/2027	87	86
	FNMA 15YR	3.500%	1/1/2029	7	6
	FNMA 15YR	3.500%	1/1/2030	277	270
	FNMA 15YR	3.500%	1/1/2034	140	135
	FNMA 15YR	3.500%	10/1/2026	110	109
	FNMA 15YR	3.500%	10/1/2028	112	110
	FNMA 15YR	3.500%	10/1/2029	15	15
	FNMA 15YR	3.500%	11/1/2026	8	8
	FNMA 15YR	3.500%	11/1/2027	3	3
	FNMA 15YR	3.500%	11/1/2028	79	78
	FNMA 15YR	3.500%	11/1/2029	71	69
	FNMA 15YR	3.500%	12/1/2025	30	29
	FNMA 15YR	3.500%	12/1/2026	20	20
	FNMA 15YR	3.500%	12/1/2028	52	51
	FNMA 15YR	3.500%	12/1/2029	376	368
	FNMA 15YR	3.500%	12/1/2032	399	387
	FNMA 15YR	3.500%	2/1/2026	21	21
	FNMA 15YR	3.500%	2/1/2027	7	7
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FNMA 15YR	3.500%	2/1/2028	1	0
	FNMA 15YR	3.500%	2/1/2029	229	224
	FNMA 15YR	3.500%	2/1/2031	237	231
	FNMA 15YR	3.500%	2/1/2032	705	686
	FNMA 15YR	3.500%	2/1/2034	25	23
	FNMA 15YR	3.500%	3/1/2026	2	2
	FNMA 15YR	3.500%	4/1/2026	34	33
	FNMA 15YR	3.500%	4/1/2027	17	17
	FNMA 15YR	3.500%	4/1/2030	142	138
	FNMA 15YR	3.500%	4/1/2034	624	595
	FNMA 15YR	3.500%	5/1/2026	2	2
	FNMA 15YR	3.500%	5/1/2027	25	24
	FNMA 15YR	3.500%	5/1/2029	52	51
	FNMA 15YR	3.500%	6/1/2027	53	52
	FNMA 15YR	3.500%	6/1/2029	144	141
	FNMA 15YR	3.500%	6/1/2030	148	145
	FNMA 15YR	3.500%	7/1/2029	380	371
	FNMA 15YR	3.500%	8/1/2026	12	12
	FNMA 15YR	3.500%	8/1/2027	46	46
	FNMA 15YR	3.500%	8/1/2029	273	267
	FNMA 15YR	3.500%	8/1/2032	325	316
	FNMA 15YR	3.500%	8/1/2033	113	108
	FNMA 15YR	3.500%	9/1/2026	126	125
	FNMA 15YR	3.500%	9/1/2028	53	52
	FNMA 15YR	3.500%	9/1/2029	498	486
	FNMA 15YR	3.500%	9/1/2033	250	241
	FNMA 15YR	4.000%	1/1/2029	96	92
	FNMA 15YR	4.000%	11/1/2026	13	13
	FNMA 15YR	4.000%	5/1/2027	1	1
	FNMA 15YR	4.000%	7/1/2025	1	1
	FNMA 15YR	4.000%	8/1/2026	2	2
	FNMA 15YR	4.000%	9/1/2027	5	5
	FNMA 15YR	4.500%	6/1/2026	13	13
	FNMA 15YR	5.000%	7/1/2025	1	1
	FNMA 15YR UMBS	2.000%	7/1/2035	4,081	3,634
	FNMA 15YR UMBS	2.000%	7/1/2037	7,276	6,427
	FNMA 15YR UMBS	2.500%	10/1/2034	1,382	1,269
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	FNMA 15YR UMBS	2.500%	12/1/2034	1,485	1,360
	FNMA 15YR UMBS	2.500%	2/1/2035	2,998	2,752
	FNMA 15YR UMBS	2.500%	5/1/2035	841	767
	FNMA 15YR UMBS	2.500%	8/1/2034	2,884	2,645
	FNMA 15YR UMBS	3.000%	6/1/2037	9,190	8,552
	FNMA 15YR UMBS	3.000%	7/1/2034	713	670
	FNMA 15YR UMBS	3.000%	8/1/2034	28	26
	FNMA 15YR UMBS	3.500%	7/1/2037	1,761	1,665
	FNMA 15YR UMBS	3.500%	9/1/2037	2,455	2,321
	FNMA 15YR UMBS	4.000%	11/1/2039	3,747	3,597
	FNMA 15YR UMBS	4.000%	3/1/2038	2,535	2,434
	FNMA 15YR UMBS	4.000%	8/1/2037	2,898	2,783
	FNMA 15YR UMBS	4.500%	11/1/2037	727	711
	FNMA 15YR UMBS	4.500%	12/1/2037	2,901	2,841
	FNMA 15YR UMBS	4.500%	4/1/2038	12,802	12,540
	FNMA 15YR UMBS	5.000%	11/1/2037	12,088	12,030
	FNMA 15YR UMBS	5.000%	12/1/2037	10,940	10,899
	FNMA 15YR UMBS SUPER	2.000%	7/1/2035	1,725	1,535
	FNMA 15YR UMBS SUPER	2.000%	8/1/2035	2,582	2,299
	FNMA 15YR UMBS SUPER	2.000%	9/1/2035	5,508	4,904
	FNMA 15YR UMBS SUPER	3.000%	1/1/2036	2,498	2,338
	FNMA 15YR UMBS SUPER	4.000%	9/1/2037	2,202	2,117
	FNMA 15YR UMBS SUPER	4.500%	6/1/2038	2,842	2,780
	FNMA 6M LIBOR ARM	6.290%	12/1/2032	40	40
	FNMA 6M LIBOR ARM	6.540%	11/1/2032	20	20
	FNMA 6M LIBOR ARM	6.643%	4/1/2035	61	62
	FNMA 6M LIBOR ARM	6.669%	3/1/2034	62	62
	FNMA 6M LIBOR ARM	6.922%	9/1/2035	52	52
	FNMA 7/1 HYBRID ARM	6.245%	3/1/2036	10	10
	FNMA 7/1 HYBRID ARM	6.459%	1/1/2034	27	27
	FNMA BENCHMARK NOTE	0.375%	8/25/2025	12,500	12,190
	FNMA BENCHMARK NOTES	7.250%	5/15/2030	1,100	1,245
	TREASURY NOTE	2.250%	11/15/2027	5,900	5,579
	TREASURY NOTE	2.875%	4/30/2029	100,225	94,352
	UMBS 15YR TBA(REG B)	3.000%	1/16/2040	60,125	55,936
	UMBS 15YR TBA(REG B)	3.500%	1/16/2040	42,800	40,449
	UMBS 15YR TBA(REG B)	4.000%	1/16/2040	12,700	12,191
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
as of December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Current Value
				Number of Shares/ Units or Face Amount
		Interest Rate	Maturity Date	(in thousands)	(in thousands)
	UMBS 15YR TBA(REG B)	4.500%	1/16/2040	14,050	13,742
	UMBS 15YR TBA(REG B)	5.000%	1/16/2040	7,850	7,810
	UMBS 15YR TBA(REG B)	6.000%	1/16/2040	4,325	4,397
	Total U.S. Government and Agency Obligations				$582,559

	Common/Collective Trusts
*	COLUMBIA TR GOVT MM FUND			142,703	142,703
	Total Common/Collective Trusts				$142,703

	Cash Collateral
*	MS TBA CASH COLLATERAL		3/20/2050	700	700
	WFB TBA CASH COLLATERAL		3/20/2050	270	270
	Total Cash Collateral				$970

	Total Fully Benefit Responsive Investment Contracts, at Fair Value				$726,232
	Adjustment from Fair Value to Contract Value
	AMERICAN UNITED LIFE - S00016	2.410%	12/31/2050		4,465
*	JP MORGAN - #AISP01	2.820%	12/31/2050		4,994
	LINCOLN NATIONAL LIFE	2.330%	12/31/2050		4,588
	MET TOWER LIFE - #38165	3.120%	12/31/2050		3,745
	PACIFIC LIFE - # 26755	2.540%	12/31/2050		4,244
	PRUDENTIAL GA-63690	2.420%	12/31/2050		5,193
	RBC - Ameriprise Amex01	2.750%	12/31/2050		3,327
	TRANSAMERICA MDA00375TR, MATURES	2.620%	12/31/2050		5,996
	Total Adjustments				$36,552

	Total Fully Benefit Responsive Investment Contracts, at Contract Value				$762,784

	TOTAL INVESTMENTS				$8,899,954

	Loan to Participants
*	Various Loans (cost $0)	3.250% - 9.500%	Through 2/23/2052		73,860
	Loans to Participants Total				$73,860
*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
For the Year Ended December 31, 2024

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment			(e) Proceeds of dispositions
		Rate of interest	Maturity date	Number of Shares / Units or Face Amount
				(in thousands)	(in thousands)
	CORPORATE DEBT INSTRUMENTS
	ASTRAZENECA FINANCE	5.000%	2/26/2034	240	236
	CAMPBELL SOUP CO	5.400%	3/21/2034	200	198
	CISCO SYSTEMS INC	5.050%	2/26/2034	145	144
	DEUTSCHE BANK	VR	2/8/2028	200	205
	FOUNDRY JV HOLDC	6.250%	1/25/2035	490	505
	GA GLOBAL FNDING	5.500%	1/8/2029	208	213
	PLANET FITNESS MASTE	4.666%	9/5/2048	247	247
	STANDARD CHARTER	VR	1/11/2035	220	229
	TAKEDA PHARMA CO LTD	5.650%	7/5/2044	300	300
	UBS GROUP CONV	VR	2/8/2030	300	298
	WARNERMEDIA HLDG	5.141%	3/15/2052	260	198

*    Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

EIN 13-4922250
Plan #: 002
AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4j – Schedule of Reportable Transactions
for the Year Ended December 31, 2024
(Thousands, except where indicated)

(a)	(b)	(c)	(d)	(g)	(h)	(i)
Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Cost of Asset	Current Value of Asset on Transaction Date	Net Gain (Loss)

Category (iii) – series of transactions in the same security in excess of 5% of the fair value of plan assets

*FIDELITY MM GOVT PORTFOLIO #57	Money Market Funds	627,366	—	627,366	627,366	—
		—	681,920	681,920	681,920	—
AS TREAS PLUS MM FD - SELECT #3803	Money Market Funds	471,412	—	471,412	471,412	—
		—	426,202	426,202	426,202	—
TREASURY NOTE 2.875% 4/30/2029	U.S. Government and Agency Obligations	410,706	—	410,706	410,706	—
		—	405,521	517,543	405,521	(112,022)
TREASURY NOTE 4.125% 8/31/2030	U.S. Government and Agency Obligations	242,264	—	242,264	242,264	—
		—	239,752	242,264	239,752	(2,512)

There were no category (i), (ii) or (iv) reportable transactions during the Plan year ended December 31, 2024.
Non-applicable columns are not included in this presentation.
*    Indicates party-in-interest

SIGNATURE
The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Employee Benefits Administration Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN

Date: June 18, 2025	By	/s/ Rita Pang
Rita Pang
Employee Benefits Administration Committee

EXHIBIT INDEX

Exhibit Number	Description	How Filed
23	Consent of Independent Registered Public Accounting Firm –McConnell & Jones LLP	Electronically filed herewith
E-1